EXHIBIT 10.2

Execution Copy

CREDIT AGREEMENT

Dated as of April 30, 2013

among

GLOBAL TELECOM & TECHNOLOGY, INC.,

as Lead Borrower

GLOBAL TELECOM & TECHNOLOGY, INC.; GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.; GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC; NLAYER COMMUNICATIONS, INC.;
PACKETEXCHANGE (USA), INC.; PACKETEXCHANGE, INC.; TEK CHANNEL CONSULTING, LLC; WBS CONNECT LLC; COMMUNICATION DECISIONS SNVC, LLC; CORE180, LLC; ELECTRA, LTD.; AND IDC GLOBAL, INC.

as Co-Borrowers,

WEBSTER BANK, N.A.,

as Administrative Agent and Lender,

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

Article I DEFINITIONS AND ACCOUNTING TERMS	1

1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	25
1.03	Accounting Terms.	26
1.04	Rounding.	26
1.05	Times of Day.	27

Article II THE COMMITMENTS AND CREDIT EXTENSIONS	27

2.01	The Loans.	27
2.02	Borrowings, Conversions and Continuations of Loans.	27
2.03	[Reserved]	28
2.04	[Reserved]	28
2.05	Prepayments.	28
2.06	Termination or Reduction of Commitments.	30
2.07	Repayment of Loans.	31
2.08	Interest.	32
2.09	Fees.	32
2.10	Computation of Interest and Fees.	33
2.11	Evidence of Debt.	33
2.12	Payments Generally; Administrative Agent’s Clawback.	33
2.13	Sharing of Payments by Lenders.	35
2.14	Defaulting Lenders.	35

Article III TAXES, YIELD PROTECTION AND ILLEGALITY	37

3.01	Taxes.	37
3.02	Illegality.	40
3.03	Inability to Determine Rates.	40
3.04	Increased Costs; Reserves on Libor Rate Loans.	40
3.05	Compensation for Losses.	41
3.06	Mitigation Obligations; Replacement of Lenders.	42
3.07	Survival.	42

Article IV CONDITIONS PRECEDENT TO Credit Extensions	42

4.01	Conditions of Initial Credit Extension.	42
4.02	Conditions to all Credit Extensions.	46

Article V REPRESENTATIONS AND WARRANTIES	46

5.01	Existence, Qualification and Power.	46
5.02	Authorization; No Contravention.	47
5.03	Governmental Authorization; Other Consents.	47

i

5.04	Binding Effect.	47
5.05	Financial Statements; No Material Adverse Effect.	47
5.06	Litigation.	48
5.07	No Liens on Assets of Foreign Subsidiaries.	48
5.08	Ownership of Property; Liens; Investments.	48
5.09	Environmental Compliance.	49
5.10	Insurance.	49
5.11	Taxes.	49
5.12	ERISA Compliance.	49
5.13	Subsidiaries; Equity Interests; Loan Parties.	50
5.14	Margin Regulations; Investment Company Act.	50
5.15	Disclosure.	50
5.16	Compliance with Laws.	50
5.17	Solvency.	50
5.18	[Reserved]	51
5.19	Intellectual Property; Licenses, Etc.	51

Article VI AFFIRMATIVE COVENANTS	51

6.01	Financial Statements.	51
6.02	Certificates; Other Information.	52
6.03	Notices.	53
6.04	Payment of Obligations.	54
6.05	Preservation of Existence, Etc.	54
6.06	Maintenance of Properties.	54
6.07	Maintenance of Insurance.	54
6.08	Compliance with Laws.	55
6.09	Books and Records.	55
6.10	Inspection Rights.	55
6.11	Use of Proceeds.	55
6.12	Covenant to Guarantee Obligations and Give Security.	55
6.13	Compliance with Environmental Laws.	56
6.14	Deposit Accounts.	57
6.15	Further Assurances.	57
6.16	Reserved.	57
6.17	Reserved.	57

Article VII NEGATIVE COVENANTS	58

7.01	Liens.	58
7.02	Indebtedness.	59
7.03	Investments.	61
7.04	Fundamental Changes.	62
7.05	Dispositions.	62
7.06	Restricted Payments.	63
7.07	Change in Nature of Business.	64
7.08	Transactions with Affiliates.	64

7.09	Burdensome Agreements.	64
7.10	Use of Proceeds.	64
7.11	Financial Covenants.	65
7.12	Amendments of Organization Documents.	66
7.13	Accounting Changes.	66
7.14	Payments and Prepayments, Etc. of Indebtedness.	66

Article VIII EVENTS OF DEFAULT AND REMEDIES	67
8.01	Events of Default.	67
8.02	Remedies upon Event of Default.	69
8.03	Application of Funds.	69

Article IX ADMINISTRATIVE AGENT	70

9.01	Appointment and Authority.	70
9.02	Rights as a Lender.	70
9.03	Exculpatory Provisions.	70
9.04	Reliance by Administrative Agent.	71
9.05	Delegation of Duties.	71
9.06	Resignation of Administrative Agent.	72
9.07	Non-Reliance on Administrative Agent and Other Lenders.	72
9.08	[Reserved].	72
9.09	Administrative Agent May File Proofs of Claim.	72
9.10	Collateral and Guaranty Matters.	73
9.11	Secured Cash Management Agreements and Secured Hedge Agreements.73

Article X COMMON ENTERPRISE AMONG BORROWERS AND GUARANTORS; DESIGNATION OF LEAD BORROWER AS BORROWERS’ AGENT	74
10.01	Common Enterprise.	74
10.02	Lead Borrower as Borrowers’ Agent.	74

Article XI MISCELLANEOUS	74

11.01	Amendments, Etc.	74
11.02	Notices; Effectiveness; Electronic Communications.	75
11.03	No Waiver; Cumulative Remedies; Enforcement.	77
11.04	Expenses; Indemnity; Damage Waiver.	77
11.05	Payments Set Aside.	79
11.06	Successors and Assigns.	79
11.07	Treatment of Certain Information; Confidentiality.	82
11.08	Right of Setoff.	82
11.09	Interest Rate Limitation.	83
11.10	Counterparts; Integration; Effectiveness.	83
11.11	Survival of Representations and Warranties.	83
11.12	Severability.	83
11.13	Replacement of Lenders.	83

11.14	Governing Law; Jurisdiction; Etc.	84
11.15	Waiver of Jury Trial.	85
11.16	No Advisory or Fiduciary Responsibility.	85
11.17	Electronic Execution of Assignments and Certain Other Documents.	86
11.18	USA PATRIOT Act.	86
11.19	Time of the Essence.	86
11.20	ENTIRE AGREEMENT.	86

SCHEDULES

2.01	Commitments and Applicable Percentages
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (as lessee)
5.08(d)(ii)	Leased Real Property (as lessor)
5.08(e)	Existing Investments
5.13	Subsidiaries; Equity Interests
7.02	Existing Indebtedness
7.09	Burdensome Agreements
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Term Note
B-2	Revolving Credit Note
C	Compliance Certificate
D	Assignment and Assumption
E	Subsidiary Guaranty
F	Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of April 30, 2013, among Global Telecom & Technology, Inc., a Delaware corporation; Global Telecom & Technology Americas, Inc., a Virginia corporation; GTT Global Telecom Government Services, LLC, a Virginia limited liability company; NLayer Communications, Inc., an Illinois corporation; PacketExchange (USA), Inc., a Delaware corporation; PacketExchange, Inc., a Delaware corporation; TEK Channel Consulting, LLC, a Colorado limited liability company; WBS Connect LLC, a Colorado limited liability company; Communication Decisions SNVC, LLC, a Virginia limited liability company; CORE180, LLC, a Delaware limited liability company; Electra, Ltd., a Virginia corporation; and IDC Global, Inc., a Delaware corporation, and, upon consummation of the TiNet Acquisition and execution of the Joinder, NT Network Services, LLC, a Delaware limited liability company (“NT Network”) (jointly and severally, the “Borrowers”, and each a “Borrower”) each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WEBSTER BANK, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

The Parent and the other Borrowers have requested that the Lenders provide a senior secured term loan facility and a senior secured revolving credit facility, and the Lenders have indicated their willingness to establish such facilities and lend on the terms and subject to the conditions set forth herein and therein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other similar combination with another Person.

“Adjusted Consolidated EBITDA” means for any period, the sum of Consolidated EBITDA of the Parent and its Subsidiaries for such period plus, to the extent a Permitted Acquisition has been consummated during such period, the Pro Forma EBITDA attributable to such Permitted Acquisition (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date such Permitted Acquisition was consummated).  It is understood that for the purposes of Adjusted Consolidated EBITDA, if during any period (each, a “Reference Period”) (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Parent or any Subsidiary shall have made a Disposition or Permitted Acquisition, their EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Disposition or Permitted Acquisition occurred on the first day of such Reference Period; provided that such pro forma calculations shall give effect to operating expense reductions and other cost savings only to the extent that such reductions and savings would be permitted to be reflected in a pro forma financial statement prepared in compliance with Regulation S-X, are approved in writing by the Administrative Agent in its reasonable discretion and in any event are limited in the aggregate to no more than ten percent (10%) of Consolidated EBITDA for such period (or, in the case of the TiNet Acquisition, no more than $6,000,000, with periodic reductions as agreed between the Lead Borrower and the Administrative Agent), without giving effect to any such reductions.

“Administrative Agent” means Webster Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term Facility, the aggregate Outstanding Amount of Term Loans at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Outstanding Amount of Revolving Credit Loans at such time.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, in respect of the Term Facility and the Revolving Credit Facility the applicable percentage per annum set forth below:

Applicable Margin for Libor Rate Loans	Applicable Margin for Base Rate Loans
5.50%	4.50%

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) such Term Lender’s Term Commitment on the Closing Date and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender on the Closing Date, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans has been terminated pursuant to Section 8.02, or if the Revolving Credit Commitment has expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time.  At all times prior to the occurrence of an Event of Default, each Lender (individually) will hold an identical percentage of the Revolving Credit Commitment and the Term Commitment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capitalized lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and those Persons which were the Parent’s Subsidiaries on December 31, 2012 for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and such Persons, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitment pursuant to Section 2.06(a), and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) two and one-quarter percent (2.25%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Webster Bank as its “prime rate”.  The “prime rate” is a rate set by Webster Bank based upon various factors including Webster Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Webster Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan(s)” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowers’ Business” means telecommunications and cloud networking, and other activities substantially related or incidental to the foregoing.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Libor Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).  For purposes of this definition, Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) any additions to property, plant and equipment and other capital expenditures made with (A) the proceeds of any equity investment by the Permitted Holders, (B) the application of Net Cash Proceeds in accordance with Section 2.05(b)(ii), or (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation; provided that for the purposes of clause (ii)(B) expenditures shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the Net Cash Proceeds so applied.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrowers and any of their respective Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and Permitted Liens):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)           Investments, classified in accordance with GAAP as current assets of the Borrowers and any of their respective Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have ratings described in clause (c) above, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)           repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (c).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which at any time:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)           the Parent ceases to own directly or directly or indirectly through GTT Americas 100% of the Equity Interests of each of the other Borrowers (on a fully diluted basis);

(d)           the Borrowers cease to own 100% of the Equity Interests of their respective Subsidiaries (on a fully diluted basis);

(e)           the Parent ceases to own 100% of the Equity Interests of GTT EMEA;

(f)           GTT EMEA ceases to own, directly or indirectly through one or more Foreign Subsidiaries, 100% of the Foreign Subsidiaries owned directly or indirectly by GTT EMEA on the Closing Date; or

(g)           TiNet ceases to own, directly or indirectly through one or more Foreign Subsidiaries, 100% of the Foreign Subsidiaries owned directly or indirectly by TiNet on the Closing Date (after giving effect to the TiNet Acquisition);

“Closing Date” means April 30, 2013.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Trademark Security Agreement, any Security Agreement Supplements, security agreements, intellectual property security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Libor Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable (including any franchise taxes to the extent based upon income), (iii) depreciation and amortization expense (including amortization of goodwill, debt issue costs and amortization under FAS Rule 123), (iv) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Parent and its Subsidiaries for such Measurement Period), (v) extraordinary, unusual or nonrecurring expenses in an aggregate amount during any Measurement Period not to exceed amounts agreed to in writing by the Agent in its reasonable discretion, (vi) all costs, fees and expenses (including fees of counsel) paid by Parent and its Subsidiaries in connection with the execution and delivery of the Inteliquent Acquisition Documents, this Agreement and the related Loan Documents, (vii) any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and any non-cash gains (or losses) resulting from mark to market activity as a result of the implementation of Statement of Financial Accounting Standards 133, “Accounting for Derivative Instruments and Hedging Activities,” (including specifically any non-cash charge in warrant fair market value or other non-cash compensation); (viii) any effect of any purchase accounting adjustments in connection with any Permitted Acquisition; (ix) any non-recurring fees and expenses (or any amortization thereof) related to Permitted Acquisitions, debt issuances (including amendments and waivers in connection with any such debt issuances), equity issuances or dispositions of assets, in each case whether or not consummated, in an aggregate amount (when combined with expenses referred to in clause (iv) above) during any Measurement Period not to exceed ten percent (10%) of Consolidated EBITDA for such Measurement Period; (x) the aggregate amount of all fees and expenses related to the TiNet Acquisition; minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) all non-cash items increasing Consolidated Net Income (in each case of or by the Parent and its Subsidiaries for such Measurement Period), (ii) any deferred income tax benefits and (iii) any interest income.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination (i) prior to June 30, 2014, the ratio of (a) Adjusted Consolidated EBITDA for the period from the Closing Date to such date of determination to (b) Consolidated Fixed Charges for such period, and (ii) after June 30, 2014, the ratio of (a) Adjusted Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Fixed Charges for the most recently completed Measurement Period.

“Consolidated Fixed Charges” means, at any date of determination, the sum of (i) the aggregate amount of all cash Capital Expenditures (other than any such Capital Expenditures made with the proceeds of Indebtedness permitted under this Agreement and other than capital expenditures made in a Permitted Acquisition), (ii) Consolidated Interest Charges paid in cash, (iii) Consolidated Scheduled Funded Debt Payments (as such scheduled principal payments (a) may be reduced as a result of any voluntary or mandatory prepayments of the principal amount of such Consolidated Funded Indebtedness for such period or any prior period or (b) otherwise adjusted pursuant to the terms of this Agreement), and (iv) the aggregate amount of federal, state, local and foreign income taxes paid in cash, in each case, of or by the Parent and its Subsidiaries for the most recently completed Measurement Period, other than any such taxes which are pass-through or similar taxes.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent or any Subsidiary which shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount (inclusive of principal, interest, fees and other charges) of the primary obligation in respect of which such guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith) or (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the agreement, document or instrument embodying such guarantee, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or another Borrower is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Parent or such subsidiary.  For purposes of clarity, Consolidated Funded Indebtedness includes Consolidated Senior Funded Indebtedness but in no event includes intercompany loans.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all cash interest payments, in each case to the extent paid in cash and treated as interest in accordance with GAAP, but excluding any interest, premium payments, fees, commitment fees, charges and related expenses in connection with borrowed money excluding the fees referenced in Section 2.09(b) paid on the Closing Date, and excluding any interest payments related to intercompany loans, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Interest Charges shall not include any upfront fees in connection with any issuance of Indebtedness, any agent fees and any expenses in connection with any issuance or amendment of Indebtedness (whether or not consummated).

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains, losses and charges for such Measurement Period, (b) any net gain or loss arising from the sale of capital assets, (c) any net gain or loss arising from any write-up or write-down of assets and (d) any for such Measurement Period.

“Consolidated Outstandings” means the aggregate Outstanding Amount of all Loans.

“Consolidated Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Parent and its Subsidiaries on a consolidated basis, the sum of all regularly scheduled principal payments or redemptions or similar acquisitions for value of Consolidated Funded Indebtedness, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 or otherwise related to intercompany loans.  For purposes of this definition, “scheduled principal payments” shall be deemed to include the Attributable Indebtedness.

“Consolidated Senior Funded Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness arising under this Agreement and the other Loan Documents.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Funded Indebtedness as of such date to (b) Adjusted Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Adjusted Consolidated EBITDA for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, for both Base Rate Loans and LIBOR Rate Loans, an interest rate equal to (i) the then-applicable Base Rate plus (ii) the Applicable Margin for Base Rate Loans plus (iii) two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans or Revolving Credit Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent, any Loan Party or any Lender any amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, exclusive license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale,

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but excluding any sub-lease of any real property of which the Borrowers and/or any of their respective Subsidiaries is the lessee.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, membership, or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership, or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrowers or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrowers or any ERISA Affiliate; or (g) the determination that any Pension Plan or Multiemployer Plan is considered to be an “at risk” plan or a plan in “endangered” or “critical” status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA.

“European Credit Agreement” means the Loan and Security Agreement dated as of June 29, 2011 (as the same may from time to time have been amended, restated, or otherwise modified) by and between (i) GTT-EMEA, LTD., a private limited liability company incorporated and registered in England and Wales with offices located at 5th Floor, Morley House, 26 Holborn Viaduct, London ECIA 2AT, PACKETEXCHANGE (IRELAND) LIMITED, a company incorporated and existing under the laws of Ireland with registered number 373202, and whose registered address is 24-26 City Quay, Dublin 2 Ireland and PACKETEXCHANGE (EUROPE) LIMITED, a private limited company incorporated and registered in England and Wales under company number 05164474 and (ii) SILICON VALLEY BANK.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrowers, an amount equal to the sum of (i) Consolidated EBITDA for such fiscal year minus (ii) the aggregate amount of all cash Capital Expenditures and Permitted Acquisitions (other than any such Capital Expenditures and Permitted Acquisitions made with the proceeds of Indebtedness permitted hereunder (other than Revolving Loans) minus (iii) Consolidated Interest Charges minus (iv) cash taxes paid minus (v) Consolidated Scheduled Funded Debt Payments minus (vi) the amount of any voluntary prepayments made on the Term Loans, or other Consolidated Funded Indebtedness and in connection with any reduction of the Revolving Credit Commitment and/or the during such period minus (vii) increase (or plus the decrease) in Working Capital Adjustment as of the last day of the applicable fiscal year minus (viii) termination costs paid in cash (or accrued to be paid in cash) relating to swap contracts, minus (ix) amounts paid in cash during such period on account of (1) items that were accounted for as non-cash reductions of Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of the Parent and its Subsidiaries in a prior excess cash flow period and (2) reserves or accruals established in purchase accounting in connection with the TiNet Acquisition or any other Permitted Acquisition, minus (x) the aggregate amount of (1) expenditures actually made by the Parent and its Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed and (2) cash expenses during such period added back in arriving at Consolidated EBITDA during such period, and minus (xi) amounts added back to Consolidated EBITDA pursuant to clause (v) of the definition thereof and actually paid in cash; provided, that, to the extent otherwise included therein, the net cash proceeds received from the (1) the sale or disposition of any Property, or (2) the issuance of any Equity Interests of the Parent and its Subsidiaries shall be excluded from the calculation of Consolidated Excess Cash Flow, all determined on a consolidated basis and in accordance with GAAP.

“Excluded Issuance” means the issuance of equity securities by any Loan Party (1) to members of the management, employees or directors of any Loan Party or any (including, without limitation, issuances pursuant to employee benefit plans, stock option or other compensation arrangements, stock purchase programs and equity plans) or to any consultants of a Loan Party (2) to any Person (or such Person’s Affiliates) that owns equity securities of any Loan Party as of the Closing Date or which holds any preemptive or similar rights to own equity securities as of the Closing Date, (3) to any Person, the proceeds of which will be used, within 180 days following the issuance thereof, to make (i) Permitted Acquisitions (ii) Capital Expenditures, and (iii) Investments of the type permitted by the terms of Section 7.03, (4) to any seller of assets, management and/or consultants in connection with Permitted Acquisitions, (5) to the Parent or any Subsidiary of the Parent by any Subsidiary of the Parent, (6) to any Person or Persons with net proceeds of less than an aggregate of $5,000,000 (when combined with other issuances under this clause (6)), and no more than an aggregate of $10,000,000 during the term of this Agreement.

“Excluded Subsidiary” means any of the foregoing: (a) each Foreign Subsidiary, (b) each Immaterial Subsidiary, and (c) each other Subsidiary as the Administrative Agent, in its sole discretion, may agree in writing shall be an Excluded Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes), and branch profits taxes by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located and Taxes imposed as a result of a present or former connection between Administrative Agent, any Lender or any other recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document), (b) any United States backup withholding tax, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), and (d) any United States federal withholding Taxes imposed pursuant to FATCA.

“European Credit Note” means that certain unsecured Intercompany Note in the original principal amount of $1,435,185.20 and dated as of April 30, 2013, by and between GTT EMEA, PACKETEXCHANGE (IRELAND) LTD., and PACKETEXCHANGE (EUROPE) LTD., jointly and severally, as borrowers thereunder, and GTTI.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Webster Bank on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” has the meaning specified in Section 2.09(b).

“Foreign Lender” means any Secured Party that is organized under the Laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GTT Americas” means Global Telecom & Technology Americas, Inc., a Delaware corporation.

“GTT EMEA” means GTT EMEA, Ltd., a private limited liability company incorporated and registered in England and Wales with registration number 03580993 and whose registered office is 35 Vine Street, London EC3N2AA.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the agreement, document or instrument embodying such Guarantee.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor(s)” means, collectively and individually, each Domestic Subsidiary (other than an Excluded Subsidiary) of the respective Borrowers that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by a Guarantor in favor of the Secured Parties and delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Immaterial Subsidiary” means on any date, any Subsidiary that did not, as of the last day of the fiscal quarter of the Parent most recently ended for which financial statements are available, have, individually or collectively with all other Domestic Subsidiaries which are wholly-owned by any Loan Party but are not Guarantors, either (i) assets with a value in excess of 1.0% of total assets of, or (ii) revenues in an amount in excess of 1.0% of the total revenues of, the Borrowers and their respective Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ended on such day.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account was created and other than any brokerage or similar fees required to be paid in connection with the release of escrowed amounts in accordance with the terms of the TiNet Acquisition Documents);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of Indebtedness pursuant to this clause (e) shall be an amount equal to the lesser of (x) the aggregate amount of the indebtedness secured by such Lien and (y) the fair market value of the property subject to such Lien;

(f)           all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person required to be treated as liabilities under GAAP;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any obligation to purchase any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” means all of Borrowers’ right, title, and interest in and to the following:

(a)           Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercompany Note” means that certain Secured Intercompany Note in the original principal amount of $7,500,000 and dated as of June 6, 2011, by and between GTT EMEA, PACKEXHANGE (IRELAND) LTD., a company incorporated and existing under the laws of Ireland with registered number 373303 and whose registered address is at 24-26 City Quay, Dublin 2 Ireland, and PACKETEXCHANGE (EUROPE) LTD., a company incorporated and existing under the laws of England and Wales with registration number 05164474 and whose registered office is located at Fourth Floor, 2-4 Great Eastern Street, London EC2A 3NT changing to 35 Vine Street, London EC3N 2AA, jointly and severally, as borrowers thereunder, and certain of the Borrowers, as holders thereof, as the same may be amended, restated, or otherwise modified from time to time with the written consent of the Administrative Agent.

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of the Closing Date between the Administrative Agent and BIA Digital Partners SBIC II LP, for itself and the other Subordinated Creditors, and acknowledged by the Borrowers.

“Interest Payment Date” means, (a) as to any Libor Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Libor Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December commencing on June 30, 2013, and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Libor Rate Loan, the period commencing on the date such Libor Rate Loan is disbursed or converted to or continued as a Libor Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in a Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, (a) any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but shall be reduced by the amount of any distributions and dividends received with respect to such Investment.

“IP Rights” has the meaning specified in Section 5.20.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means the Joinder Agreement in the form attached hereto as Exhibit F pursuant to which NT Network will become a Borrower under this Agreement and the other Loan Documents and a Grantor under the Security Agreement.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Borrower” means the Parent.

“Lender” has the meaning specified in the introductory paragraph.

“Lending Office” means, as to any Lender, the office or offices of such Lender described in writing to the Borrowers and the Administrative Agent.

“Libor Rate(s)” means, for any Interest Period with respect to a Libor Rate Loan, the higher of (a) one percent (1%) or (b) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Libor Rate” for such Interest Period shall be the rate per annum reasonably determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Libor Rate Loan being made, continued or converted by Webster Bank and with a term equivalent to such Interest Period would be offered to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Libor Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Libor Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan(s)” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Intercreditor Agreement, (d) the Collateral Documents, (e) any Cash Management Agreement, (f) any Swap Contract with any Hedge Bank, (g) the Joinder, (h) any Guaranty and (i) any agreement executed and delivered by the Borrowers to the Administrative Agent or any Lender in connection with any of the foregoing or this Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the

Borrowers and their respective Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties, taken as a whole to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties (taken as a whole) of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earliest of (x) March 31, 2016, unless, on or before December 31, 2015, the maturity date of the Subordinated Indebtedness has been extended to (or beyond) September 30, 2018, or repaid in full or refinanced with the written consent of the Required Lenders (not to be unreasonably withheld) and replaced with subordinated indebtedness having a maturity date acceptable to the Required Lenders, in which case the Maturity Date shall be automatically extended to April 30, 2018, (y) the date of termination of the Revolving Credit Commitment pursuant to Section 2.06, and (z) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans pursuant to Section 8.02 and (b) with respect to the Term Facility, the earliest of (x) March 31, 2016, unless, on or before December 31, 2015, the maturity date of the Subordinated Indebtedness has been extended to (or beyond) September 30, 2018, or repaid in full or refinanced with the written consent of the Required Lenders (not to be unreasonably withheld) and replaced with subordinated indebtedness having a maturity date acceptable to the Required Lenders, in which case the Maturity Date shall be automatically extended to April 30, 2018, (y) the date of prepayment of the Term Loans in full in cash pursuant to Section 2.05, and (z) the date of acceleration of the Loans pursuant to Section 8.02; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means the period of four (4) consecutive fiscal quarters most recently ended.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

    (a)    with respect to any Disposition, realization of insurance proceeds from a casualty event by any Loan Party or any of its Subsidiaries or any indemnity (except indemnity payments reimbursing the Borrowers for out-of-pocket expenses) payments or purchase price adjustments received in respect of the TiNet Acquisition or any other Permitted Acquisition, the excess, if any, of (i) the sum of cash and Cash Equivalents received by such Loan Party or any of its Subsidiaries in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket costs and expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) taxes paid or reasonably estimated to be payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by the Borrowers, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable out-of-pocket costs and expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“New UK HoldCo” means GTT Acquisition Ltd., a private limited liability company incorporated and registered in England.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“NT Network” has the meaning specified in the introductory paragraph hereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date.

“Parent” means Global Telecom & Technology, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrowers or any ERISA Affiliate or to which the Borrowers or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means (i) the TiNet Acquisition or (ii) any other Acquisition (for purposes of clarity, including acquisitions of customer contracts in so-called “novations”) which satisfies each of the following conditions:

(a)           any Subsidiary of the Borrowers or a Subsidiary thereof created for the purpose of effecting the Acquisition or acquired in connection therewith shall have complied with the requirements of Section 6.12;

(b)           the total cash and non-cash consideration paid by or on behalf of the Borrowers or such Subsidiary in connection with such Acquisition (including, without limitation, any Permitted Seller Debt or Indebtedness assumed, incurred, or permitted to remain outstanding by the Borrowers or such Subsidiary or the acquired Subsidiary) shall not exceed $2,000,000 for each such Acquisition or $10,000,000 in the aggregate during the term of this Agreement;

(c)           both before and after giving pro forma effect to any Acquisition, no Default or Event of Default shall have occurred and be continuing;

(d)           the Borrowers shall have delivered to the Administrative Agent, at least 10 Business Days (or such shorter time period as the Administrative Agent may otherwise reasonably agree in writing) prior to the consummation of such acquisition a certificate from a Responsible Officer of the Borrowers demonstrating (in detail reasonably satisfactory to the Administrative Agent) pro forma compliance with the covenants set forth in Section 7.11;

(e)           the Borrowers shall have delivered to the Administrative Agent not less than 10 Business Days (or such shorter time period as the Administrative Agent may otherwise agree in writing) prior to the consummation of the Acquisition a summary providing a reasonably detailed description of the Target and the terms and conditions of the proposed acquisition, material financial, business and legal due diligence information relating to the Target as the Administrative Agent may reasonably request, and all material legal documentation pertaining to such acquisition;

(f)           the assets acquired in such acquisition shall be owned exclusively by a Borrower or a Subsidiary which becomes a Borrower;

(g)           the Target shall be engaged in a business consistent or related to the Borrowers’ Business; and

(h)           the Target shall have consolidated earnings before interest and taxes after depreciation and amortization (calculated in a similar manner as Consolidated EBITDA is calculated hereunder) for the Measurement Period prior to the closing of the Acquisition, of greater than $0.

“Permitted Holders” means the Parent and the Borrowers.

“Permitted Seller Debt” has the meaning ascribed thereto in Section 7.02(j).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means collectively the Pledge Agreements of GTT Global Telecom Government Services, LLC, GTT Americas and GTT, each dated as of the Closing Date and in favor of the Administrative Agent, each as amended from time to time.

“Pledged Stock” has the meaning specified in the Pledge Agreement.

“Principal Payment Dates” has the meaning specified in Section 2.07.

“Pro Forma EBITDA” means, with respect to any Target (including TiNet) acquired in a Permitted Acquisition, such Target’s earnings before interest, income taxes, amortization and depreciation, and corporate overhead and one-time charges (including severance) (in both cases, to the extent not expected to be ongoing after the consummation of the Acquisition), as calculated in accordance with GAAP in the case of TiNet, calculated in the manner set forth in Section 7.11(d), and in the case of other Targets, for the most recent twelve (12) month period as shown on financial statements which are made available to the Administrative Agent prior to the consummation of the Permitted Acquisition, calculated by the Borrowers and acceptable to the Administrative Agent in its sole discretion, with such adjustments as can be verified and demonstrated by the Borrowers and acceptable to the Administrative Agent in its sole discretion.

“Q1 2013 Pro Forma Consolidated EBITDA” means $7,147,000.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any “reportable event” as defined in Section 4043(c) of ERISA and the regulations thereunder, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Consolidated Outstandings and (b) aggregate unused Revolving Credit Commitment; provided that the unused Revolving Credit Commitment of, and the portion of the Consolidated Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (other than to Parent, any Domestic Subsidiary or, in the case of Foreign Subsidiaries only, to another Foreign Subsidiary or to the Parent) (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any payment in respect of any option, warrant or other right to acquire any such dividend or other distribution or payment, and any payment in respect of Subordinated Indebtedness made in violation of the Intercreditor Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b)(i).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement which amount on the Closing Date is $5,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitment at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit B-2.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” means the Security Agreement dated as of the Closing Date of the Borrowers in favor of the Administrative Agent (for the benefit of the Lenders), as amended from time to time.

“Security Agreement Supplement” means a supplement to update the Security Agreement or to add a party thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Creditors” means, collectively, BIA Digital Partners SBIC II LP, Plexus Fund II GP, LLC and BNY Mellon-Alcentra Mezzanine III, L.P.

“Subordinated Indebtedness” means the Indebtedness of the Borrowers to the Subordinated Creditors under the Subordinated Loan Documents.

“Subordinated Loan Documents” means that certain Amended and Restated Note Purchase Agreement dated as of April 30, 2012 by and among the Subordinated Creditors and the Borrowers, together with the Subordinated Guaranty, the Subordinated Collateral Documents and the other Subordinated Loan Documents, as each such term is defined in the Intercreditor Agreement, in each case as amended from time to time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer collectively to all direct and indirect Domestic Subsidiaries and Foreign Subsidiaries of the Borrowers.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the bankruptcy or insolvency of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means the Person, the business or division of any Person or substantially all of the assets of a Person, acquired in an Acquisition (including, for the avoidance of doubt, the TiNet Acquisition).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Libor Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a)(i).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement which amount on the Closing Date is $65,000,000.

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit B-1.

“Threshold Amount” means 2,500,000.

“TiNet” means NT Network Services LLC, SCS, a limited partnership organized under the laws of Luxembourg.

“TiNet Acquisition” means the Acquisition by Parent of 100% of the Equity Interests of TiNet.

“TiNet Acquisition Documents” means the Equity Purchase Agreement dated as of the Closing Date by and among Neutral Tandem, Inc. (d/b/a Inteliquent) as Parent, NT Network Services, Inc., as Seller, and the Parent, as Purchaser, in form and substance reasonably acceptable to the Administrative Agent.

“Trademark Security Agreement” means the Trademark Security Agreement dated as of the Closing Date of NLayer Communications, Inc. in favor of the Administrative Agent as amended from time to time.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Libor Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined as of the most recent annual actuarial report valuation date for such Pension Plan in accordance with the assumptions used by such Pension Plan’s actuaries for funding purposes in effect for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Webster Bank” means Webster Bank, N.A. and its successors.

“Working Capital Adjustment” means an amount equal to the difference between (a) the current assets of the Parent and its Subsidiaries minus (b) the current liabilities of the Parent and its Subsidiaries.

1.02           Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03           Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04           Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01           The Loans.  (a) The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment.  Each Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Libor Rate Loans, as further provided herein; provided, however, any Term Borrowing made on the Closing Date shall be made as Base Rate Loans.

(b)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Consolidated Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Libor Rate Loans, as further provided herein.

2.02           Borrowings, Conversions and Continuations of Loans.  (a)  Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Libor Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Libor Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or any conversion of Libor Rate Loans to Base Rate Loans.  Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Each Borrowing of, conversion to or continuation of Libor Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof.  Except as provided in Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Libor Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Lead Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Libor Rate

Loans.  If the Lead Borrower requests a Borrowing of, conversion to, or continuation of Libor Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans.  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of Webster Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Lead Borrower.

(c)           Except as otherwise provided herein, a Libor Rate Loan may be continued or converted only on the last day of an Interest Period for such Libor Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Libor Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for Libor Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Webster Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect.

2.03           [Reserved]

2.04           [Reserved]

2.05           Prepayments.  (a)  Optional.  The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Libor Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Libor Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding or as otherwise may be agreed by the Administrative Agent.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Libor Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Libor Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05 to the extent the Borrowers have been made aware of such amounts at the time of the prepayment.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied first to the Term Facility ratably to the respective principal repayment installments thereof, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.  No voluntary prepayment of any Revolving Credit Loans shall result in the reduction of the Revolving Credit Commitment unless requested by the Borrowers pursuant to Section 2.06(a) hereof.

(b)           Mandatory.

(i)           Excess Cash Flow.  Commencing within the fiscal year of the Borrowers ended December 31, 2013, within fifteen (15) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrowers shall prepay the Loans in an aggregate amount which equals (1) 50%, if the Consolidated Total Leverage Ratio as of the end of such fiscal year is greater than or equal to 1.5 to 1.0 or (2) 25% if the Consolidated Total Leverage Ratio as of the end of such fiscal year is less than 1.5 to 1.0, in either instance of Excess Cash Flow for the fiscal year covered by such financial statements provided, that Excess Cash Flow prepayments due under this Section 2.05(b) shall automatically be reduced to an amount necessary (if any) to cause the Borrowers to have at least $2,000,000 unrestricted cash after giving effect to such prepayment, if any.

(ii)           If the Borrowers and/or any of their respective Subsidiaries Disposes of any property (other than any Dispositions permitted pursuant to Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), or (i)) or suffers a casualty event which results in the realization by such Person of Net Cash Proceeds in excess of $250,000 in any fiscal year, the Borrowers or such Subsidiary shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds received by such Borrower and/or Subsidiaries within fifteen (15) Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that, with respect to any Net Cash Proceeds realized by such Borrower and/or Subsidiaries so long as no Event of Default shall have occurred and be continuing, the Borrowers, at their election, or such Subsidiary, may reinvest all or any portion of such Net Cash Proceeds in operating assets so long as within 180 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated or such reinvestment is subject to a binding written agreement with a third party which is not an Affiliate of Borrowers which agreement was entered into during such 180-day time period and which reinvestment is consummated within 120 days after such 180-day period expires (as certified by the Borrowers in writing to the Administrative Agent upon request); and provided further, however, that any Net Cash Proceeds received by any Borrower and/or Subsidiaries not so reinvested shall be promptly applied to the prepayment of the Loans as set forth in Section 2.05(b)(v).

(iii)           Upon the sale or issuance by the Borrowers of any of their respective Equity Interests other than an Excluded Issuance, the applicable Borrower(s) shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within fifteen (15) Business Days of receipt thereof by the applicable Borrower(s) or such Domestic Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(iv)           Upon the incurrence or issuance by the Borrowers and/or any of their respective Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrowers shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within fifteen (15) Business

Days of receipt thereof by the Borrowers or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).  The provisions of this Section 2.05(iv) do not constitute and shall not be construed as a consent to or waiver of any Event of Default arising by reason of any incurrence of Indebtedness by the Borrowers or any Subsidiary which is prohibited by the terms of this Agreement.

(v)           Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility, pro rata to the respective principal repayment installments thereof (other than the Maturity Date installment) and second, after the Term Facility had been paid in full, to the Revolving Credit Facility, ratably to the outstanding Revolving Credit Loans, without a mandatory concurrent permanent reduction to the Revolving Credit Commitment.  Such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facilities.

(vi)           If for any reason the Consolidated Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrowers shall promptly (but in any event within two Business Days) prepay Revolving Credit Loans, in an aggregate amount equal to such excess.

(vii)           Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), shall be applied ratably to the outstanding Revolving Credit Loans.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Libor Rate Loans in direct order of Interest Period maturities.  All prepayments of LIBOR Rate Loans under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.  Notwithstanding any other provision of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Libor Rate Loans is required prior to the last day of the Interest Period therefor and would result in additional amounts owed pursuant to Section 3.05, the Administrative Agent may, at the request of the Borrowers, hold such amounts for up to 30 days, or until the end of the applicable Interest Period, whichever comes first.

2.06           Termination or Reduction of Commitments.  (a)  Optional.  The Borrowers may, upon notice to the Administrative Agent from the Lead Borrower, terminate the Revolving Credit Facility, or from time to time permanently reduce the Revolving Credit Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Consolidated Revolving Credit Outstandings would exceed the Revolving Credit Facility.

(b)           Mandatory.  The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the funding of the Term Borrowing.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07           Repayment of Loans.  (a)  Term Loans.  The Borrowers shall repay to the Term Lenders on the last Business Day of each March, June, September and December (each a “Principal Payment Date”) commencing on June 30, 2013, a principal payment in the respective amount set forth opposite each such date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05), unless accelerated sooner pursuant to Section 8.02:

Payment Dates	Principal Repayment Installments
September 30, 2013	$1,625,000
December 31, 2013	$1,625,000
March 31, 2014	$1,625,000
June 30, 2014	$1,625,000
September 30, 2014	$1,625,000
December 31, 2014	$1,625,000
March 31, 2015	$1,625,000
June 30, 2015	$1,625,000
September 30, 2015	$1,625,000
December 31, 2015	$1,625,000
March 31, 2016	$2,031,250
June 30, 2016	$2,031,250
September 30, 2016	$2,031,250
December 31, 2016	$2,031,250
March 31, 2017	$2,437,500
June 30, 2017	$2,437,500
September 30, 2017	$2,437,500
December 31, 2017	$2,437,500
March 31, 2018	$2,437,500

Maturity Date	Full Outstanding Amount of Term Loans
provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date (whenever such date may occur) and in any event shall be in an amount equal to the aggregate Outstanding Amount of all Term Loans outstanding on such date.

(b)           Revolving Credit Loans.  The Borrowers shall repay to the Revolving Credit Lenders on the Maturity Date of the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.08           Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Libor Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Libor Rate for such Interest Period plus the Applicable Margin for Libor Rate Loans; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b)           (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)           Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09           Fees.

(a)           Commitment Fee.  The Borrowers shall pay to the Administrative Agent, for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to 0.50% per annum times the actual daily amount by which the Revolving Credit Facility exceeds the Consolidated Revolving Credit Outstandings.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each

March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.

(b)           Other Fees.  The Borrowers shall pay to the Administrative Agent such other fees as may be set forth in the fee letter dated as of the date hereof among the Parent and the Administrative Agent (as amended, the “Fee Letter”).

2.10           Computation of Interest and Fees.  All computations of interest on Base Rate Loans shall be made on the basis of a 365-366 day year and actual number of days elapsed and computations of all other fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11           Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)           Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12           Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Libor Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such

Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

2.14           Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)           Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Lenders (other than any Defaulting Lenders) on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Commitment Fee.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to be paid to that Defaulting Lender).

(b)           Defaulting Lender Cure.  If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01           Taxes.  (a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, taking into account any information and documentation delivered pursuant to subsection (e) below.

(ii)           If the Borrowers shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Borrowers shall withhold or make such deductions as are determined by the Borrowers to be required taking into account any information and documentation it has received pursuant to subsection (e) below, (B) the Borrowers shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrowers shall, and do hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrowers or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and reasonable expenses arising therefrom or with respect thereto and whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of (A) the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrowers or the Administrative Agent pursuant to subsection (e) or (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrowers or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrowers shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrowers, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrowers or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation.  (i) Each Secured Party shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction as will permit payments to be made without withholding or at a reduced rate of withholding and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Secured Party by the Borrowers pursuant to this Agreement or otherwise to establish such Secured Party’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrowers are residents for tax purposes in the United States,

(A)           any Secured Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent certifying that such Lender is exempt from US Federal backup withholding taxes; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           executed originals of Internal Revenue Service Form W-8ECI,

(III)           executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(C)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)           Each Secured Party shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Secured Party, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Secured Party.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the

Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02           Illegality.  If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Libor Rate Loans, or to determine or charge interest rates based upon the Libor Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Libor Rate Loans or to convert Base Rate Loans to Libor Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Libor Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Libor Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Libor Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03           Inability to Determine Rates.  If the Required Lenders reasonably determine that for any reason in connection with any request for a Libor Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Libor Rate Loan, (b) adequate and reasonable means do not exist for determining the Libor Rate for any requested Interest Period with respect to a proposed Libor Rate Loan, or (c) the Libor Rate for any requested Interest Period with respect to a proposed Libor Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Libor Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Libor Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04           Increased Costs; Reserves on Libor Rate Loans.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); or

(ii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Libor Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Libor Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Libor Rate Loans.  The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Libor Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05           Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Libor Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Libor Rate Loan made by it at the Libor Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Libor Rate Loan was in fact so funded.

3.06           Mitigation Obligations; Replacement of Lenders.   (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to indemnify a Lender or to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrowers, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07           Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01           Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent’s receipt of the following, each of which shall be telecopies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)           Fully executed counterparts of this Agreement, each of the other Loan Documents and the Fee Letter each of which shall be satisfactory in form and substance to the Administrative Agent and the Required Lenders;

(ii)           Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii)           In connection with delivery of the Collateral Documents pursuant to clause (i) above:

(A)           certificates representing the Pledged Stock of the Borrowers (as defined in the Pledge Agreement) and any other Pledged Collateral (as defined in the Pledge Agreement), accompanied by undated stock powers executed in blank and instruments evidencing any pledged debt instruments (including the Intercompany Note and the European Credit Note) indorsed in blank.  For purposes of clarity, the Parent will pledge 100% of GTT Americas and 65% of each direct (first tier) Foreign Subsidiary (as of the Closing Date, GTT EMEA, TiNet and New UK HoldCo), and GTT Americas will pledge 100% of each of the other Borrowers,

(B)           stamped receipt copies of proper financing statements, duly filed on or before the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)           copies of all documents for all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby to be made substantially concurrently with the initial Credit Extension,

(D)           evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including filing of UCC-3 termination statements with respect to existing secured debt of the Loan Parties on or prior to the Closing Date, and receipt of duly executed payoff letters with respect thereto, and termination of any deposit account control agreements, landlords’ and bailees’ waiver and consent agreements); and

(E)           evidence that all Indebtedness under the European Credit Agreement has been repaid and all Liens on assets of the Foreign Subsidiaries in connection therewith have been terminated (or satisfactory payoff letters evidencing same).

(iv)           the Administrative Agent shall have completed its business, financial, tax (including with respect to the Parent’s repatriation structure and assumptions) and legal due diligence on the Parent and the TiNet Acquisition, including a quality of earnings report on TiNet, review and approval (in Administrative Agent’s discretion) of all cost savings, synergies and other assumptions in the projections delivered to the Administrative Agent by the Parent, and the results of all such diligence shall be satisfactory in all material respects to the Administrative Agent.  The Administrative Agent shall have obtained all necessary internal credit and other approvals to enter into this Agreement.

(v)           an intellectual property security agreement, (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party which is the owner of the applicable IP Rights, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement (solely with respect to IP Rights registered in the United States) has been taken, or shall be taken on the Closing Date;

(vi)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, and if such Loan Party is a limited partnership or limited liability company, of the general partner or managing member, as the case may be, of such Loan Party, as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)           such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party, and if such Loan Party is a limited partnership or limited liability company, of the general partner or managing member, as the case may be, of such Loan Party, is duly organized or formed, and that each of the Borrowers and their respective Subsidiaries are validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)           an opinion of Kelley Drye & Warren LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as may be reasonably required by the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent;

(ix)           a certificate signed by a Responsible Officer of the Parent (I) certifying (A) that the conditions specified in Section 4.01(f) and Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that neither the Borrowers nor any Subsidiary has any Indebtedness for borrowed money or other Indebtedness in an amount greater than $500,000 other than Indebtedness under this Agreement, the Subordinated Loan Documents and intercompany loans, and (D) that the Parent has received at least $8,500,000 as additional proceeds of Subordinated Indebtedness under the Subordinated Loan Documents, and has at least $25,000,000 aggregate principal amount of Subordinated Indebtedness outstanding on the Closing Date, accompanied by certified copies of the Subordinated Loan Documents as in effect on the Closing Date, all of the foregoing on terms reasonably acceptable to the Administrative Agent and (II) evidencing that on the Closing Date, after giving pro forma effect to the TiNet Acquisition and the transactions under the Loan Documents, (1) the “Consolidated Closing Senior Leverage Ratio” is less than or equal to 2.6:1.00, (2) the “Consolidated Closing Total

Leverage Ratio” is less than or equal to 3.6:1.00, and (3) the “Adjusted Closing Consolidated EBITDA” for the period is at least $25,000,000.  For purposes of the closing certificate,

(i)
the “Consolidated Closing Senior Leverage Ratio” shall be calculated in accordance with the definition of Consolidated Senior Leverage Rates, using an amount equal to the Q1 2013 Pro Forma Consolidated EBITDA multiplied by 4 as the denominator;

(ii)
the “Consolidated Closing Total Leverage Ratio” shall be calculated in accordance with the definition of Consolidated Total Leverage Ratio, using an amount equal to the Q1 2013 Pro Forma Consolidated EBITDA multiplied by 4 as the denominator; and

(iii)	the “Adjusted Closing Consolidated EBITDA” shall be calculated by multiplying the Q1 2013 Pro Forma Consolidated EBITDA by 4;

(x)           a certificate attesting to the Solvency of the Loan Parties taken as a whole, after giving pro forma effect to the TiNet Acquisition and the other transactions on the Closing Date, from a Responsible Officer of the Parent, and

(xi)           evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral.

(b)           Fees.  All fees required to be paid to the Administrative Agent on or before the Closing Date, including those set forth in the Fee Letter, shall have been paid.

(c)           Expenses.  The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)           Reserved.

(e)           Other Documents.  Each of the TiNet Acquisition Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Administrative Agent shall have received a fully-executed copy of each such document, in each case to be in form and substance reasonably satisfactory to the Administrative Agent.

(f)           TiNet Acquisition.  The TiNet Acquisition shall be completed prior to or concurrently with the initial Credit Extension, pursuant to the Inteliquent Acquisition Documents.

(g)           Borrowing Notice.  The Administrative Agent shall have received a Borrowing Notice from the Lead Borrower with respect to the Loans to be made on the Closing Date.

(h)           Reserved.

(i)           Consents.  The Administrative Agent shall have received evidence that all boards of directors, governmental shareholder and material third party consents and approvals necessary in connection with the entering into of the TiNet Acquisition and this Agreement have been obtained.

(j)           Financial Statements.  The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.05, each in form and substance satisfactory to each of them.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02           Conditions to all Credit Extensions.  The obligation of each Lender to honor any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Libor Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrowers and each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)           No Default shall be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent shall have received a Committed Loan Notice from the Lead Borrower in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Libor Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Administrative Agent and the Lenders that:

5.01           Existence, Qualification and Power.  Each Borrower and each Subsidiary of a Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of a Loan Party, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02           Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than in connection with the Loan Documents) under, or require any payment to be made under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case, where such conflict would reasonably be expected to have a Material Adverse Effect; or (c) violate any Law where such violation would reasonably be expected to have a Material Adverse Effect.

5.03           Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, and (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents.

5.04           Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

5.05           Financial Statements; No Material Adverse Effect.

(a)           Audited Financial Statements.  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and except as disclosed on Schedule 5.05(a), with respect to the Loan Parties; (ii) fairly present the financial condition of the Parent and those Persons which were its Subsidiaries as of the date of such Audited Financial Statements as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of such Persons as of the date thereof, including liabilities for taxes, material commitments and Indebtedness all in accordance with GAAP.

(b)           Quarterly Financial Statements.  The unaudited consolidated balance sheet of the Parent and its Subsidiaries dated March 31, 2013, and the related consolidated of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date fairly present the financial condition of such Persons as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end or period audit or review adjustments.

(c)           Material Adverse Effect.  From the date of the Audited Financial Statements to the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)           Pro Forma Financials.  The individual balance sheets of the Parent and its Subsidiaries as at March 31, 2013, and the income statements of the Borrowers and their respective Subsidiaries for the three (3) months then ended, certified by the chief financial officer or treasurer of the Parent, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrowers and their respective Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrowers and their respective Subsidiaries, after giving effect to the TiNet Acquisition and the transactions under the Loan Documents to occur on the Closing Date, for the period ended on such date.

(e)           Forecasted Financials.  The consolidated forecasted balance sheet, statements of income and cash flows of the Parent and its Subsidiaries delivered pursuant to Section 4.01 (giving pro forma effect to the TiNet Acquisition and the other transactions taking place on the Closing Date) or Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made in light of the conditions existing at the time such forecasts were created, and represented, at the time such forecasts were created, the Borrowers’ reasonable estimate of its future financial condition and performance and are not a guaranty of future performance.

5.06           Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority (including, without limitation, the SEC), against the Borrowers and any of their respective Subsidiaries or against any of their properties or revenues that (a) purport to enjoin or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07           No Liens on Assets of Foreign Subsidiaries.  All Indebtedness under the European Credit Agreement has been repaid, the European Credit Agreement is terminated and all Liens on any assets of the Borrower or any Subsidiary have been discharged.

5.08           Ownership of Property; Liens; Investments.  (a)  The Borrowers and each of their respective Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.08(b) sets forth, as of the Closing Date, a complete and accurate list of all Liens other than Permitted Liens on the property or assets of the Borrowers and each of their respective Subsidiaries, showing as of the date hereof the lienholder thereof and a description of the Collateral of such Loan Party or such Subsidiary subject thereto.  The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), with respect to the Loan Parties indicated thereon, and as otherwise permitted by Section 7.01.

(c)           Schedule 5.08(c) sets forth, as of the Closing Date, a complete and accurate list of all real property owned by the Borrowers and each of their respective Subsidiaries, showing the street address or other relevant jurisdiction, state and record owner.  The Borrowers and each of their respective Subsidiaries have good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)           (i)           Schedule 5.08(d)(i) sets forth, as of the Closing Date, a complete and accurate list of all leases of real property under which the Borrowers or any of their respective Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor and lessee.

(ii)           Schedule 5.08(d)(ii) sets forth, as of the Closing Date, a complete and accurate list of all leases of real property under which the Borrowers or any of their respective Subsidiaries is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date.

(e)           Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, other than Acquisitions and Investments held by one Loan Party in another Loan Party, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09           Environmental Compliance.  The Borrowers and their respective Subsidiaries conduct in the ordinary course of business such review as is reasonable in light of the nature of their respective assets and operations of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10           Insurance.  The properties of the Borrowers and their respective Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts after giving effect to any self-insurance compatible with the foregoing standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers and the applicable Subsidiary operates.

5.11           Taxes.  The Borrowers and their respective Subsidiaries have filed all federal and state income and all other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.  There is no known proposed tax assessment against the Borrowers or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12           ERISA Compliance.  (a)  Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; (ii) if applicable, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter or an application for such a letter is currently being processed by the IRS with respect thereto; (iii) if applicable, to the best knowledge of the Borrowers, nothing has occurred which would prevent, or cause the loss of, the tax qualification of any Plan; (iv) the Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code; and (v) no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13           Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, the Borrowers have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  The Borrowers have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14           Margin Regulations; Investment Company Act.  (a)  The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrowers, any Person Controlling any of the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15           Disclosure.  The Borrowers have disclosed to the Administrative Agent and the Lenders all matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact (known to the Borrowers, in the case of any document not furnished by it) necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were made.

5.16           Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17           Solvency.  After giving effect to the TiNet Acquisition and the other transactions on the Closing Date, the Borrowers and the Subsidiaries, taken as a whole, are Solvent.

5.18           [Reserved]

5.19           Intellectual Property; Licenses, Etc.  The Borrowers and their respective Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person.  To the knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers or any Subsidiary materially infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (excluding any contingent indemnity and reimbursement obligations which survive termination of the Loan Documents and in respect of which no claim has been made), the Borrowers shall, and shall cause each Subsidiary to:

6.01           Financial Statements.   Deliver to the Administrative Agent for the benefit of the Lenders, in form consistent with past practice or otherwise satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrowers, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated and consolidating statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of the Borrower through the fiscal quarter ended September 30, 2013 and within 30 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers thereafter, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           as soon as available, but in any event no later than the later to occur of (i) 30 days after the same shall have been approved by the Parent’s board, or (ii) 60 days after the end of each fiscal year of the Borrower, an annual business plan and budget (broken out monthly) of the Borrowers and their respective Subsidiaries for such fiscal year.

6.02           Certificates; Other Information.  Deliver to the Administrative Agent for the benefit of the Lenders, in form satisfactory to the Administrative Agent and the Required Lenders and with such supporting detail as the Administrative Agent may reasonably request:

(a)           concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b) required to be delivered with the financial statements referred to in Section 6.01(a), a certificate (which may be included in such Compliance Certificate) including a calculation of Excess Cash Flow for such fiscal year.

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrowers and, in the case of all financial statements, business plans and budgets delivered pursuant to Section 6.01, management’s discussion and analysis thereof in such detail as may reasonably be requested by the Administrative Agent;

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)           promptly after the same are available, and in any event within five (5) Business Days, copies of each annual report, proxy or financial statement or other report or communication (other than tax returns) sent to the members of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any financial statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)           if requested by the Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional insurance information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g)           promptly, and in any event within five (5) Business days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning (i) any investigation or possible investigation or (ii) other inquiry (other than any routine inquiry in the ordinary course of business) by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(i)           promptly, written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Agent, (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property, (iv) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any labor contract if any would have a Material Adverse Effect; (v) any default under or termination of a material contract which could reasonably be expected to have a Material Adverse Effect; (vi) Borrower’s knowledge of the existence of any Default or Event of Default; (vii) Borrower’s knowledge of any violation of any applicable law which could reasonably be expected to have a Material Adverse Effect; (viii) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (ix) Borrower’s knowledge of the occurrence of any “defaults” or “events of default” under any Subordinated Loan Documents.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrowers shall be required upon request of the Administrative Agent to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03           Notices.  Promptly, but in any event within two (2) Business Days (unless otherwise specified below), notify the Administrative Agent for the benefit of the Lenders:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           of the occurrence of any ERISA Event which could reasonably be expected to result in a liability to the Borrowers or any ERISA Affiliate in excess of the Threshold Amount;

(d)           of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary (other than an Immaterial Subsidiary) thereof;

(e)           of the (i) occurrence of any Disposition of property or assets for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iii) incurrence or issuance of any Indebtedness for which the Borrowers are required to make a mandatory prepayment pursuant to Section 2.05(b)(iv) and such notice shall be required to be delivered within thirty (30) Business Days of the occurrence of such event; and

(f)           the receipt of any material notice under any TiNet Acquisition Document (or the operative documents executed in connection with any other Permitted Acquisition) alleging any default by, or demanding indemnification or other payment of any kind or nature from any Loan Party, including any payments expressly contemplated by such TiNet Acquisition Document (or equivalent documents in connection with any other Permitted Acquisition) and such notice shall be required to be delivered within thirty (30) Business Days of the occurrence of such event.

Each notice pursuant to Section 6.03 (other than Section 6.03(e) or (f)) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04           Payment of Obligations.  Pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary or the failure to make such payment would not reasonably be expected to have a Material Adverse Effect.

6.05           Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06           Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07           Maintenance of Insurance.  (a) Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

(b)           Interests.  Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and use reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent no later than 60 days after the Closing Date (or such later date as the Administrative Agent may agree) that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums).  Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy.

6.08           Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, applicable to it, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being properly contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.  The Borrowers and each of their respective Subsidiaries shall at all times maintain all licenses, permits, and other authorizations necessary to operate the Borrowers’ Business except in connection with any Dispositions expressly permitted hereunder or except where the failure to so maintain such license, permit or authorization would not reasonably be expected to have a Material Adverse Effect.

6.09           Books and Records.  (a) Maintain proper books of record and account, in which full, true and complete entries shall be made of all financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrowers or such Subsidiary, as the case may be.

6.10           Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that so long as no Default or Event of Default has occurred and is continuing (a) no more than one such inspection or visit shall occur per calendar year and (b) the Borrowers will be required to pay for the reasonable and documented out-of-pocket costs and expenses of one such inspection in any calendar year and further provided however, that when an Event of Default exists and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

6.11           Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to fund the TiNet Acquisition, (ii) to pay fees and expenses incurred in connection with this Agreement and the TiNet Acquisition; (iii) for Permitted Acquisitions; and (iv) for working capital and for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12           Covenant to Guarantee Obligations and Give Security.  (a) Notify the Administrative Agent at the time that any Person becomes a Subsidiary (other than an Excluded Subsidiary) and promptly thereafter (and in any event within 30 days), cause each such Person that is a Subsidiary (other than an Excluded Subsidiary) to (i) become a Guarantor (or, if required by the Administrative Agent, a Borrower) by executing and delivering to the Administrative Agent a counterpart of the Guaranty (or such other document as the Administrative Agent shall deem appropriate for such purpose) pursuant to which such Person shall unconditionally guarantee the Obligations or become a Borrower hereunder (ii) grant to the Administrative Agent a Lien upon any and all assets and rights and interests in or to property of such Person, whether real or personal, tangible or intangible by executing such documents as the Administrative Agent shall deem appropriate for such purpose in accordance with the Collateral Documents and (iii) the parent of any such new Subsidiary shall pledge and deliver to the Administrative Agent documents of the types referred to in clauses (iii) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii) of this Section 6.12(a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           Notify the Administrative Agent at the time that any Person acquires an Equity Interest in the Borrowers (other than the Lead Borrower) and promptly thereafter (and in any event within 30 days), cause such Person to (i) execute and deliver to the Administrative Agent a counterpart of the Pledge Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose and (iii) deliver to the Administrative Agent documents of the types referred to in clause (iii) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i) and (ii) of this Section 6.12(b)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)           Notwithstanding anything herein to the contrary, no Loan Party shall be required to pledge more than 65% of the Equity Interests of any Foreign Subsidiary.

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Security Agreement Supplements, any intellectual property security agreements or supplements thereto and other security and pledge agreements.  Notwithstanding anything to the contrary herein, neither the Borrowers nor any of their respective Subsidiaries shall be required to file any documents or take any other actions to record or perfect the Lien of the Administrative Agent in any IP Rights outside the United States.

6.13           Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties except where the failure to so obtain and/or renew such Environmental Permits could not reasonably be expected to have a Material Adverse Effect; and, to the extent required by applicable Law, conduct any sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrowers nor any of their respective Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.14           Deposit Accounts.

(a)           Within 60 days after the Closing Date, except as otherwise permitted by Section 6.14(b), the Borrowers and their respective Subsidiaries shall maintain all of their treasury, primary depository and cash management arrangements with Webster Bank (provided, with respect to treasury and cash management arrangements, that Webster can provide services substantially similar to those currently provided to the Borrowers), excluding (i) local accounts holding in the aggregate, for all of such accounts at any time, not more than $500,000, and (ii) payroll, escrow and trust accounts.  Accounts referred to in the  immediately preceding clauses (i) and (ii) will not be subject to any deposit account control agreements.

(b)           GTT EMEA shall be permitted to (A) maintain its existing deposit account with (i) Commerzbank (the “Commerzbank Accounts”), provided that the aggregate maximum balance of such Commerzbank Accounts does not exceed One Million Dollars ($1,000,000) at any time, or (ii) such other commercially reasonable banks, including RBS, Ulster and Westminster, provided that the aggregate maximum balance of such bank accounts does not exceed Two Million Dollars ($2,000,000); (B) TiNet and its Foreign Subsidiaries shall be permitted to maintain their existing deposit accounts of the date hereof, provided that the aggregate maximum balance of such accounts does not exceed Seven Million Dollars ($7,000,000) at any time; (C) no later than one hundred (100) days after the Closing Date (or such later date as Administrative Agent shall determine, in its sole but reasonable discretion), all accounts held by NT Network and its Domestic Subsidiaries, if any, maintained at financial institutions other than Lender or Lender’s Affiliates shall have been (i) closed, with all proceeds in such transferred to a Collateral Account at Lender or one of Lender’s Affiliates; or (ii) subject to an account control agreement in favor of Administrative Agent in accordance with the Intercreditor Agreement, in form and substance acceptable to Administrative Agent, in its reasonable discretion.

6.15           Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder (limited, with respect to IP Rights, to those registered in the United States) and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.16           Reserved.

6.17           Reserved.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (excluding any contingent indemnity and reimbursement obligations which survive termination of the Loan Documents and in respect of which no claim has been made), the Parent and the Borrowers shall not, nor shall the Borrowers permit any of their respective Subsidiaries to, directly or indirectly:

7.01           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, including, without limitation, in any Excluded Collateral (as such term is defined in the Security Agreement), other than the following (collectively, “Permitted Liens”):

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i)           Liens securing Indebtedness permitted under Section 7.02(c), provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of the acquisition;

(j)           Liens securing the Subordinated Indebtedness or Indebtedness permitted under Section 7.02(d);

(k)           any interest or title of a lessor or sublessor under any lease of real estate that is not prohibited by any Loan Document;

(l)           Liens solely on any cash earnest money deposits made by the Parent or Borrowers and any of their respective Subsidiaries in connection with any letter of intent or purchase agreement that is not prohibited by any Loan Document, provided, that, (i) the aggregate amount of any such deposits shall not at any time exceed $250,000 and (ii) any such deposits shall be made solely in connection with Permitted Acquisitions;

(m)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)           any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(p)           Liens consisting of non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(q)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.03;

(r)           normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(s)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(t)           Liens on insurance premium refunds and insurance proceeds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(u)           Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 solely to the extent such Disposition would have been permitted on the date of the creation of such Lien; and

(v)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, and any modification, replacements or renewals thereof; provided that (i) such Lien was not created in contemplation of such acquisition, (ii) such Lien does not extend to or cover any other property (other than the proceeds or products thereof) and (iii) any Indebtedness secured thereby is permitted under Section 7.02.

7.02           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 (including Indebtedness evidenced by the Intercompany Note and the European Credit Note), and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder plus any accrued but unpaid interest thereon and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(c)           Indebtedness in respect of capitalized leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that, the aggregate amount of all such Indebtedness at any one time outstanding hereunder shall not exceed $500,000;

(d)           the Subordinated Indebtedness in an aggregate principal amount not to exceed $28,000,000;

(e)           Guarantees by the Parent or Borrowers of Indebtedness of any Loan Party and by any Loan Party of Indebtedness of the Borrowers or any other Guarantor, provided that such Indebtedness is otherwise permitted by this Section 7.02;

(f)           other unsecured Indebtedness of the Parent and the Borrowers and the Borrowers’ Subsidiaries, in an aggregate principal amount, when added to the Indebtedness incurred under subsection (c) above shall not exceed $500,000 at any time outstanding;

(g)           obligations (contingent or otherwise) of the Parent or the Borrowers or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(h)           intercompany Indebtedness amongst Loan Parties and their Subsidiaries provided, that the Parent and the other Borrowers shall not make intercompany loans or advances to any Foreign Subsidiary (other than Foreign Subsidiaries acquired in the TiNet Acquisition) after the Closing Date in an aggregate principal amount of more $1,000,000 at any one time outstanding and intercompany loans or advances to Foreign Subsidiaries acquired in the TiNet Acquisition in such maximum amount at any one time outstanding as may be agreed to by the Administrative Agent in writing in its reasonable discretion;

(i)           (A) unsecured Indebtedness assumed upon consummation of a Permitted Acquisition, provided that such Indebtedness would otherwise be permitted under this Section 5.7, and was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (B) unsecured Indebtedness to sellers in respect of the purchase price for a Permitted Acquisition, which Indebtedness shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent (“Permitted Seller Debt”); in an aggregate principal amount for subclauses (A) and (B) not to exceed $500,000 outstanding at any time;

(j)           Indebtedness incurred in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(k)           Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts to the extent incurred in the ordinary course of business;

(l)           Indebtedness consisting of promissory notes issued by any Loan Party to former, future or current officers, directors, consultants or employees of the Parent or Borrowers and any of their respective Subsidiaries or their respective estates to finance the purchase or redemption of Equity Interests of the Borrowers to the extent the applicable Restricted Payment is permitted by Section 7.06;

(m)           Indebtedness consisting of earnouts, indemnification, adjustment of purchase price, working capital adjustments or similar adjustments incurred in connection with a Permitted Acquisition or a Disposition permitted under Section 7.05;

(n)           obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guaranties and obligations of a like nature incurred in the ordinary course of business or obligations in respect of letters of credit related thereto;

(o)           reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of bids, trade contracts, governmental contracts and leases (other than for the repayment of Indebtedness), statutory obligations, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims; and

(p)           non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest with respect to Indebtedness permitted under this Section 7.02.

7.03           Investments.  Make or hold any Investments, except:

(a)           Investments held by the Parent or the Borrowers and the Borrowers’ Subsidiaries in the form of cash or Cash Equivalents (whether or not evidenced by an intercompany note);

(b)           advances to officers, directors and employees of the Parent, Borrowers and Subsidiaries in an aggregate amount not to exceed $100,000 at any time outstanding for travel, entertainment, relocation and analogous ordinary business purposes;

(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)           Guarantees permitted by Section 7.02;

(e)           Investments in wholly-owned Subsidiaries engaged in substantially similar material lines of business as the Borrowers’ or engaged in business substantially related or incidental thereto;

(f)           Investments existing on the date hereof and set forth on Schedule 5.08(e); and any modifications, renewals or extensions thereof (in each case other than any increase in the amount thereof);

(g)           any Permitted Acquisition and any deposits, loans and advances in connection with any Permitted Acquisition, provided that any such loan or advance shall be in lieu of a deposit, shall be on a short-term basis pending the closing of such permitted acquisition and, if such loan or advance is secured, the applicable Loan Party’s security interest shall be assigned to the Administrative Agent;

(h)           Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business;

(i)           Investments in respect of Swap Contracts, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(j)           other Investments that do not, at any time exceed $250,000 in the aggregate;

(k)           Investments in or to the Borrowers or any other Loan Party;

(l)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, including  promissory notes and other non-cash consideration, in each case received in connection with Dispositions permitted by Section 7.05; provided that the applicable Loan Party complies with the requirements of the Security Agreement with respect to any such promissory notes or other instruments;

(m)           Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(n)           advances of payroll payments to employees in the ordinary course of business; and

(o)           Investments made in Subsidiaries to the extent permitted pursuant to Section 7.02(h) hereof.

7.04           Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) the Borrowers, provided that the Borrowers shall be the continuing or surviving Person or (ii) any one or more other wholly-owned Subsidiaries, provided that when any Guarantor is merging with another wholly-owned Subsidiary, the continuing Person shall be a Guarantor;

(b)           any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrowers or to any Guarantor;

(c)           the Borrowers or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets in a transaction that is not permitted by subsection (c) of this Section 7.04, provided that such sale, transfer, lease or other disposition is permitted by Section 7.05;

(d)           any Subsidiary may dissolve, liquidate or wind-up its affairs so long as if such Subsidiary is a Guarantor, the assets of such Subsidiary are contributed or assumed by a Loan Party.

7.05           Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions or the abandonment of obsolete, worn out or surplus property no longer material to Borrowers’ Business, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Borrower to another Borrower or by any Subsidiary to the Borrowers or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrowers or a Guarantor;

(e)           licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(f)           Disposition of Cash Equivalents in the ordinary course of business;

(g)           Disposition of leased real estate in the ordinary course of business;

(h)           the Disposition of accounts receivable in connection with the collection or compromise thereof;

(i)           any forgiveness, writeoff or writedown of any intercompany obligations owed by a Loan Party;

(j)           any Dispositions of assets acquired in connection with any Permitted Acquisition for fair market value, where the fair market value thereof is not in excess of an aggregate amount of $500,000 in any calendar year provided that the Net Cash Proceeds thereof are used in accordance with Section 2.05(b);

(k)           (i) any dispositions resulting from a loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrowers or any Subsidiary; (ii) Permitted Liens, Investments permitted under Section 7.03 and Restricted Payments permitted under Section 7.06;

(l)           so long as no Default or Event of Default has occurred and is continuing, other Dispositions of property for fair market value, where the fair market value thereof is not in excess of an aggregate amount of $500,000 in any calendar year provided that the Net Cash Proceeds thereof are used in accordance with Section 2.05(b); and

(m)           Dispositions permitted by Section 7.04.

7.06           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to any Loan Party and any Loan Party may make Restricted Payments to any Borrower;

(b)           the Parent, Borrowers and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person so long as no Change in Control will result therefrom;

(c)           except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Loans pursuant to Section 2.05(b)(iii), the Parent, Borrowers and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; or

(d)           unless prohibited pursuant to the terms of the Intercreditor Agreement, the Borrowers may make scheduled payments in respect of the Subordinated Indebtedness.

7.07           Change in Nature of Business.  Engage in any material line of business other than the Borrowers’ Business.

7.08           Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Parent, Borrowers or such Subsidiary as would be obtainable by the Borrowers or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) among Loan Parties and their subsidiaries; (c) transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06; (d) reasonable compensation, indemnification and reimbursement of expenses of officers, directors and consultants; (e) issuances of Equity Interests; (f) stock option and other compensation plans and benefit programs or arrangements of the Parent, Borrowers and their respective Subsidiaries entered into in the ordinary course of business; and (g) employment and severance arrangements between the Parent, Borrowers and their respective Subsidiaries and their respective officers as determined in good faith by the board of directors or senior management of the relevant Person.

7.09           Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrowers or any Guarantor or to otherwise transfer property to or invest in the Borrowers or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 7.09 or (B) at the time any Subsidiary becomes a Subsidiary of the Borrowers, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrowers, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Borrowers or any Subsidiary to create, incur, assume or suffer to exist Liens (other than Permitted Liens) on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provide in favor of any holder of Indebtedness permitted under Section 7.02 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10           Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11           Financial Covenants.

(a)           Consolidated Senior Leverage Ratio.  Permit the Consolidated Senior Leverage Ratio (calculated in accordance with Section 7.11(d)) as of the end of any fiscal quarter during any Measurement Period of the Parent to be greater than the ratio set forth below opposite such period:

Four (4) Fiscal Quarters Ending	Maximum Consolidated Senior Leverage Ratio
Closing Date through September 30, 2013	3.00 : 1.00
December 31, 2013	2.75 : 1.00
January 1, 2014 through June 30, 2014	2.50 : 1.00
July 1, 2014 through March 31, 2015	2.25 : 1.00
June 30, 2015 through September 30, 2015	2.00 : 1.00
December 31, 2015 and all fiscal quarters thereafter	1.75 : 1.00

(b)           Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio (calculated in accordance with Section 7.11(d)) as of the end of any fiscal quarter during any Measurement Period of the Parent to be greater than the ratio set forth below opposite such period:

Four (4) Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
Closing Date through September 30, 2013	4.00 : 1.00
December 31, 2013	3.75 : 1.00
January 1, 2014 through June 30, 2014	3.50 : 1.00
July 1, 2014 through March 31, 2015	3.25 : 1.00
June 30, 2015 through September 30, 2015	3.00 : 1.00
December 31, 2015 and all fiscal quarters thereafter	2.75 : 1.00

(c)           Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Parent ending on or after June 30, 2013 to be less than 1.25 : 1.00.

(d)           Adjusted Consolidated EBITDA Calculations.  For purposes of calculating compliance with the Consolidated Senior Leverage Ratio and Consolidated Total Leverage Ratio for the fiscal quarter end test dates June 30, 2013 (“Q2 2013”), September 30, 2013 (“Q3 2013”), December 31, 2013 (“Q4 2013”) and March 31, 2014 (“Q1 2014”), Adjusted Consolidated EBITDA shall be calculated by:

(i)           in the case of Q2 2013, by including in Adjusted Consolidated EBITDA (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through June 30, 2013 plus, (y) an amount equal to Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through June 30, 2013 multiplied by 4;

(ii)           in the case of Q3 2013, by including in Adjusted Consolidated EBITDA (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through September 30, 2013 plus, (y) an amount equal to Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through September 30, 2013 multiplied by 2;

(iii)           in the case of Q3 2013, by including in Adjusted Consolidated EBITDA (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through December 31, 2013 plus, (y) an amount equal to Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through December 31, 2013 multiplied by 4/3; and

(iv)           in the case of Q1 2014, by including in Adjusted Consolidated EBITDA an amount equal to (x) the Consolidated EBITDA of the Parent and its Subsidiaries (other than TiNet and its Subsidiaries) for the period from April 1, 2013 through March 31, 2014 plus, (y) Pro Forma EBITDA attributable to the TiNet Acquisition for the period from April 1, 2013 through March 31, 2013.

(v)           in the case of the first fiscal quarter-end test date following the Closing Date, by multiplying Adjusted Consolidated EBITDA for the fiscal quarter during which the Closing Date occurs by 4.

(e)           Liquidity.  Permit, at any time (i) on or prior to December 31, 2013, unrestricted cash plus availability under the Revolving Credit Facility to be less than Three Million Five Hundred Thousand Dollars ($3,500,000) and (ii) on and after January 1, 2014, unrestricted cash plus availability under the Revolving Credit Facility to be less than Four Million Five Hundred Thousand Dollars ($4,500,000).

7.12           Amendments of Organization Documents.  The Parent and the Borrowers will not, and the Borrowers will not permit their respective Subsidiaries to, amend, modify or waive any of its rights under its Organizational Documents other than amendments, modifications or waivers that could not reasonably be expected to adversely affect the Administrative Agent or any of the Lenders in any material respect.

7.13           Accounting Changes.  Make any change in any Loan Party’s fiscal year.

7.14           Payments and Prepayments, Etc. of Indebtedness.  To the extent any such payment would result in a Default or Event of Default, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01           Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrowers or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrowers or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.08, 6.11 or Article VII or any of Section 6.01, 6.02, 6.03(b)-(f), 6.05(b), 6.05(c), 6.07(a), or 6.10 and such failure continues for three (3) Business Days; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or materially misleading in any material respect when made or deemed made; or

(e)           Cross-Defaults.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after the expiration of any applicable grace or cure period in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause after the expiration of any applicable grace or cure period, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)           Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property;

or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance, as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent obligations for which no claim has been made), ceases to be in full force and effect; or any Loan Party or any other Person contests in writing in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby (with respect to IP Rights, in the United States, and except to the extent such failure is the result of any action or inaction by the Administrative Agent); or

(m)           There occurs any Event of Default under the Subordinated Loan Documents; or

(n)           There occurs a Material Adverse Effect.

8.02           Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it, and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, or any other Debtor Relief Law the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03           Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent obligations for which no claim has been made), to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the

Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01           Appointment and Authority.  (a)  Each of the Lenders hereby irrevocably appoints Webster Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required

Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall with the consent of the Borrowers, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08           [Reserved].

9.09           Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the

Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

9.10           Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion.

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii)  if approved, authorized or ratified in writing in accordance with Section 11.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11           Secured Cash Management Agreements and Secured Hedge Agreements.  Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X

COMMON ENTERPRISE AMONG BORROWERS AND GUARANTORS;

DESIGNATION OF LEAD BORROWER AS BORROWERS’ AGENT

10.01           Common Enterprise.  Each of the Borrowers acknowledges and agrees that it is part of a common business enterprise consisting of the Parent, the Borrowers, the Subsidiaries and certain Affiliates, and that, as such, the credit available to the Borrowers hereunder is in excess of the amounts that any Borrower could obtain for its own account.  In furtherance of their business objectives to obtain credit on the most favorable terms, each Borrower has determined that it is in its best interest to become jointly and severally liable for the Loans hereunder, and agrees to be bound by and discharge Obligations of each of the Borrowers.

10.02           Lead Borrower as Borrowers’ Agent.  Each Borrower hereby irrevocably designates and appoints the Parent as Lead Borrower, and in such capacity to serve as such Borrower’s agent to request the Term Loan and each Revolving Credit Loan (the proceeds of each of which shall be available to each Borrower for such uses as are permitted under this Agreement) to designate Loans as Base Rate Loans or LIBOR Loans, to select Interest Periods and take all other actions related thereto and/or which any Borrower can take in accordance with the terms of this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to each Lender on account of the Term Loan and each Revolving Credit Loan so made as if made directly by the applicable Lender to such Borrower, notwithstanding the manner by which such Term Loan or Revolving Credit Loan is recorded on the books and records of the Lead Borrower and of any other Borrowers.  The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower requests the Term Loan or a Revolving Credit Loan, and neither the Agent nor any Lender shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE XI

MISCELLANEOUS

11.01           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and a fully executed copy thereof is delivered to the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           [Reserved];

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided that only the consent of Required Lenders shall be necessary to amend the definition of the “Default Rate” or waive any obligation to pay interest at the Default Rate;

(e)           change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of the Required Lenders;

(f)           change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(f)), without the written consent of each Lender;

(g)           release all or substantially all of the Collateral in any transaction or series of related transactions not otherwise permitted under the Loan Documents, without the written consent of each Lender; or

(h)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone).

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrowers may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

11.02           Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrowers or the Administrative Agent, to the address, telecopier number, electronic mail address, telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrowers’ Materials that are not made available through the “Public Side

Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal or state securities laws.

(d)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers (or either Borrower) even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers or either Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03           No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04           Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrowers shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and Lenders), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or, after the occurrence and during the continuance of an Event of Default under Section 8.01(a), any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iii) all reasonable documented out-of-pocket expenses incurred by the Administrative Agent (including in its capacity as Lender).

(b)           Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, actual losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrowers and any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted solely from (a) the gross negligence or willful misconduct of such Indemnitee; (b) any breach of the Loan Documents or applicable Law by any Indemnitee; or (c) any claims or disputes solely amongst Indemnitees.

(c)           Reimbursement by Lenders.  To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No party hereto or any Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05           Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06           Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

        (B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $3,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           Proportionate Amounts.  Each assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan and the Revolving Credit Loans and the related Commitments.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrowers.  No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01,

3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  In the event that a Lender sells a participation, the Lender, acting solely for this purpose as an agent of the Borrowers, shall maintain (or cause to be maintained) a register (the “Participant Register”) on which it enters the name of all Participants in all or any portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it).  Any participation or transfer thereof may be effected only by the registration of such participation on the Participant Register.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07           Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and obligated to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; provided that in the case of clauses (b) and (c) above, the disclosing party shall promptly notify the Borrowers of such disclosure to the extent permitted by law.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08           Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if the Borrowers are required to indemnify any Lender or to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of their interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.14           Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWERS AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT AGAINST THE BORROWERS OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrowers and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrowers have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of its Affiliates, or any other Person and (B) the Administrative Agent has no obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrowers or their Affiliates.  To the fullest extent permitted by law, the Borrowers hereby waive and release any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17           Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18           USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

11.19           Time of the Essence.  Time is of the essence of the Loan Documents.

11.20           ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:
GLOBAL TELECOM & TECHNOLOGY, INC., as Borrower, Parent and Lead Borrower

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

NLAYER COMMUNICATIONS, INC.

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

PACKETEXCHANGE (USA), INC.

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

[Signature Page to Credit Agreement]

PACKETEXCHANGE INC.

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

TEK CHANNEL CONSULTING, LLC

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

WBS CONNECT LLC

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

COMMUNICATION DECISIONS - SNVC, LLC

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

CORE180, LLC

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

ELECTRA LTD.

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

[Signature Page to Credit Agreement]

IDC GLOBAL, INC.

By:	/s/ Chris McKee
Name: Chris McKee
Title: General Counsel

[Signature Page to Credit Agreement]

WEBSTER BANK, N.A., as Administrative Agent and Lender

By:	/s/ Andre Paquette
Name: Andre Paquette
Title: Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A

COMMITTED LOAN NOTICE

Date:  [___________, _____]
TO:	Webster Bank, N.A., as Administrative Agent

RE:
Credit Agreement, dated as of April 30, 2013, by and among Global Telecom & Technology, Inc. a Delaware corporation for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto and, upon consummation of the TiNet Acquisition and execution of the Joinder, NT Network Services, LLC, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”), the other Borrowers party thereto, the Lenders party thereto and Webster Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned hereby requests (select one):

☐  A Borrowing of [Revolving Credit][Term] Loans

☐  A [conversion] or [continuation] of [Revolving Credit][Term] Loans

---

1.           On  ________________ (the “Credit Extension Date”)

2.           In the amount of $_____________________________

3.           Comprised of:   ☐  Base Rate Loan
               ☐  LIBOR Rate Loans

4.           For LIBOR Rate Loans:  with an Interest Period of  ________________________ months

[The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Credit Agreement.]1

The Borrowers hereby represent and warrant that the conditions specified in Section 4.02(a) and (b) shall be satisfied on and as of the date of the Credit Extension Date.

1     Include this sentence in the case of a Revolving Borrowing.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

GLOBAL TELECOM & TECHNOLOGY, INC., as Lead Borrower

By:_______________________________________________
Name:
Title:

[Signature Page to Committed Loan Notice]

EXHIBIT B-1

TERM NOTE
April 30, 2013

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and collectively, the “Borrowers”), hereby promises to pay to Webster Bank, N.A., or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement, dated as of April 30, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Webster Bank, N.A., as Administrative Agent.

Each Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement and the holder is entitled to the benefits thereof.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Delivery of an executed counterpart of a signature page of this Term Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BORROWERS: GLOBAL TELECOM & TECHNOLOGY, INC. By:__________________________________ Name: Title:
GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:__________________________________
Name:
Title:

GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC

By:__________________________________
Name:
Title:

NLAYER COMMUNICATIONS, INC.

By:__________________________________
Name:
Title:

PACKETEXCHANGE (USA), INC.

By:__________________________________
Name:
Title:

[Signature Page to Term Note]

PACKETEXCHANGE INC.

By:__________________________________
Name:
Title:

TEK CHANNEL CONSULTING, LLC

By:__________________________________
Name:
Title:

WBS CONNECT LLC
By:__________________________________
Name:
Title:

COMMUNICATION DECISIONS - SNVC, LLC

By:__________________________________
Name:
Title:

CORE180, LLC

By: __________________________________
Name:
Title:

ELECTRA LTD.

By: __________________________________
Name:
Title:

[Signature Page to Term Note]

IDC GLOBAL, INC.

By:__________________________________
Name:
Title:

[Signature Page to Term Note]

EXHIBIT B-2

REVOLVING CREDIT NOTE
April 30, 2013

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and collectively, the “Borrowers”), hereby promises to pay to Webster Bank, N.A., or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain Credit Agreement, dated as of April 30, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders from time to time party thereto, and Webster Bank, N.A., as Administrative Agent.

Each Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, and the holder is entitled to the benefits thereof.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

Delivery of an executed counterpart of a signature page of this Revolving Credit Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Revolving Credit Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BORROWERS: GLOBAL TELECOM & TECHNOLOGY, INC. By:__________________________________ Name: Title:

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:__________________________________
Name:
Title:

GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC

By:__________________________________
Name:
Title:

NLAYER COMMUNICATIONS, INC.

By:__________________________________
Name:
Title:

PACKETEXCHANGE (USA), INC.

By:__________________________________
Name:
Title:

[Signature Page to Revolving Credit Note]

PACKETEXCHANGE INC.

By:__________________________________
Name:
Title:

TEK CHANNEL CONSULTING, LLC

By:__________________________________
Name:
Title:

WBS CONNECT LLC

By:__________________________________
Name:
Title:

COMMUNICATION DECISIONS - SNVC, LLC

By:__________________________________
Name:
Title:

CORE180, LLC

By: __________________________________
Name:
Title:

ELECTRA LTD.

By: __________________________________
Name:
Title:

[Signature Page to Revolving Credit Note]

IDC GLOBAL, INC.

By:__________________________________
Name:
Title:

[Signature Page to Revolving Credit Note]

EXHIBIT C

COMPLIANCE CERTIFICATE

Financial Statement Date:  [________, ____]

TO:	Webster Bank, N.A., as Administrative Agent

RE:
Credit Agreement, dated as of April 30, 2013, by and among Global Telecom & Technology, Inc. a Delaware corporation for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto and, upon consummation of the TiNet Acquisition and execution of the Joinder, NT Network Services, LLC, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”), the other Borrowers party thereto, the Lenders party thereto and Webster Bank, N.A., as Administrative Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer hereby certifies, in their capacity as a Responsible Officer and not in their individual capacity, as of the date hereof that [he/she] is the [_____________________] of the Lead Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrowers and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           The Borrowers have delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrowers ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           The Borrowers have delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrowers ended as of the above date.  Such consolidated and consolidating financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed

[Exhibit C]

review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3.           A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Exhibit C]

GLOBAL TELECOM & TECHNOLOGY, INC.

By:__________________________________
Name:
Title:

Schedule A

Financial Statement Date:  [________, ____] (“Statement Date”)

See attached

EXHIBIT D

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other Loan Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	___________________________

2.	Assignee[s]:	___________________________ ___________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

1   For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2   For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3   Select as appropriate.
4   Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.             Borrowers:    Global Telecom & Technology, Inc., a Delaware corporation, Global Telecom & Technology Americas, Inc., a Virginia corporation, GTT Global Telecom Government Services, LLC, a Virginia limited liability company,  NLayer Communications, Inc., an Illinois corporation, PacketExchange (USA), Inc., a Delaware corporation, PacketExchange, Inc., a Delaware corporation, TEK Channel Consulting, LLC, a Colorado limited liability company,  WBS Connect LLC, a Colorado limited liability company, Communication Decisions-SNVC, LLC, a Virginia limited liability company,  CORE180, LLC, a Delaware limited liability company,  Electra, Ltd., a Virginia corporation, IDC Global, Inc., a Delaware corporation and, upon consummation of the TiNet Acquisition and execution of the Joinder, NT Network Services, LLC, a Delaware limited liability company.

4.	Administrative Agent: Webster Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of April 30, 2013 among the Borrowers, the Lenders and Webster Bank, N.A., as Administrative Agent

6.             Assigned Interest:

Assignor[s]5	Assignee[s]6	Facility Assigned7	Aggregate Amount of Commitment/ Loans for all Lenders8	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans9	CUSIP Number

			$	$	%
			$	$	%
			$	$	%

[7.           Trade Date:                      __________________]10

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5   List each Assignor, as appropriate.

6           List each Assignee, as appropriate.

7           Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Commitment”, etc.).

8   Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

9           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

10   To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:__________________________________
Name:________________________________
Title:_________________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By:__________________________________
Name:________________________________
Title:_________________________________

[Consented to and]11 Accepted:

WEBSTER BANK, N.A., as
  Administrative Agent

By:__________________________________
Name:________________________________
Title:_________________________________

[Consented to:]12
GLOBAL TELECOM & TECHNOLOGY, INC.

By:
Name:
Title:

11           To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

12           To be added only if the consent of the Lead Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1.      Representations and Warranties.

1.1.           Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Credit Agreement (subject to such consents, if any, as may be required under the terms of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Credit Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

SUBSIDIARY GUARANTY AGREEMENT

SUBSIDIARY GUARANTY AGREEMENT (this “Agreement”) dated as of [_________] [__], 20[__], is made by [_________], a [_____________] (the “Guarantor”) to Webster Bank, N.A. as Administrative Agent (the “Agent”) for itself and the other lending institutions which are or may become parties (the “Lenders”) to the Credit Agreement dated as of April 30, 2013 (as may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) by and among Global Telecom & Technology, Inc. a Delaware corporation for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto and, upon consummation of the TiNet Acquisition and execution of the Joinder, NT Network Services, LLC, a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”), the Agent and the Lenders.  Capitalized terms used in this Agreement and not otherwise defined shall have the same meanings herein as in the Credit Agreement.
W I T N E S S E T H:

WHEREAS, the Guarantor is a direct or indirect wholly-owned Subsidiary of one of the Borrowers, which will derive substantial benefit from the extensions of credit by the Lenders to the Borrowers under the Credit Agreement;

WHEREAS, the Borrowers, the Agent and Lenders have entered into the Credit Agreement, pursuant to which the Lenders have agreed, subject to the terms and conditions set forth therein, to make loans to the Borrowers (collectively, the “Loans”); and

WHEREAS, the obligations of the Lenders to enter into the Credit Agreement, and the obligations of the Lenders to make the Loans to the Borrowers, are subject to the condition, among others, that the Guarantor execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the willingness of the Lenders to make the Loans to the Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor hereby agrees as follows:

1.       Guaranteed Obligations; Limitation.

(a)           The Guarantor does hereby irrevocably, unconditionally guarantee, as primary obligor and not merely as surety, the due and punctual payment and performance by the Borrowers of the following obligations to the Lenders (individually, a “Guaranteed Obligation” and collectively the “Guaranteed Obligations”):

(i)           principal of and premium, if any, and interest on the Loans made to the Borrowers (including, without limitation, the payment of interest, and other amounts that would accrue and become due but for the filing of a petition in bankruptcy or the operation of the automatic stay under Section 362(a) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)); and

(ii)           any and all other obligations of the Borrowers to the Agent and the Lenders under the Credit Agreement or the other Loan Documents, all as amended from time to time and whether executed on or after the date hereof, whether for principal, interest, fees, premiums, expenses, indemnification or otherwise.

2.       Payment Under Guaranty.  Upon failure by the Borrowers to punctually to pay or perform any Guaranteed Obligation when due (whether at maturity, at a date fixed for any payment or prepayment thereof or upon acceleration or otherwise), after the expiration of any applicable grace period, the Agent may make written demand upon the Guarantor for the full payment and/or performance of the Guaranteed Obligations, and the Guarantor binds and obliges itself to make such payment or performance forthwith upon such demand.

THE GUARANTOR ACKNOWLEDGES THAT ALL GUARANTEED OBLIGATIONS SHALL, TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY LAW NOW OR HEREAFTER APPLICABLE HERETO, BE CONCLUSIVELY PRESUMED TO HAVE BEEN CREATED IN RELIANCE ON THIS AGREEMENT.

3.       Waiver of Demands, Notices, Diligence, etc.  The Guarantor hereby assents to all of the terms and conditions of the Guaranteed Obligations and, until the Guaranteed Obligations have been paid in full in cash (other than contingent obligations not then due and payable), waives, to the extent permitted by applicable law:

(a)           each of:

(i)           demand for the payment of the principal of any Guaranteed Obligation or of any claim for interest or any part thereof (other than the demand provided for in Section 2 hereof);

(ii)           notice of (A) the occurrence of a default or an event of default and (B) any forbearance or waiver by the Lenders of any Guaranteed Obligation;

(iii)           protest of the nonpayment of the principal of any Guaranteed Obligation or of any claim for interest or any part thereof;

(iv)           notice of presentment, demand (other than the demand provided for in Section 2 hereof) and protest;

(v)           notice of any indulgences or extensions granted to the Borrowers or any successor to the Borrowers or any person or party which shall have assumed the obligations of the Borrowers;

(vi)           any requirement of diligence or promptness on the part of the Lenders in the enforcement of any of its rights under the provisions of any Guaranteed Obligation or this Agreement;

(vii)           any enforcement of any Guaranteed Obligation;

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(viii)           any right which the Guarantor might have to require the Agent or the Lenders to marshall or proceed against any other guarantor of the Guaranteed Obligations or to realize on any Collateral therefor; and

(ix)           any and all notices of every kind and description which may be required to be given by any statute or rule of law in any jurisdiction;

(b)           all rights and benefits under any applicable law purporting to reduce the Guarantor’s obligations in proportion to the obligation of the principal or providing that the obligation of a surety or guarantor must neither be larger nor in any other respect more burdensome than that of the principal;

(c)           the benefit of any statute of limitations affecting the Guaranteed Obligations or the Guarantor’s liabilities hereunder or under any other law now or hereafter applicable hereto;

(d)           any rights, defenses and other benefits that the Guarantor may have by reason of (i) any failure of the Agent to hold a commercially reasonable public or private foreclosure sale or to otherwise comply with applicable law in connection with a disposition of any collateral for the Guaranteed Obligations; (ii) any election of remedies made by the Lender under the Uniform Commercial Code, as adopted in New York or in any other state in which Collateral may be located or whose laws are otherwise deemed to govern the terms of this Agreement; or (iii) any protection afforded pursuant to the antideficiency or similar other laws of New York, any other state in which Collateral may be located or any other state limiting or discharging the Borrowers’ indebtedness or purporting to limit the amount of any deficiency judgment; and

(e)           any rights, defenses, claims or benefits waived in Section 4 hereof.

The waivers and other provisions set forth in this Section 3 and in Section 4 shall be effective notwithstanding the fact that any Borrower ceases to exist by reason of its liquidation, merger, consolidation voluntary or involuntary dissolution or otherwise.

4.       Obligations of Guarantor Unconditional; Continuing and Irrevocable Guaranty.

(a)           All payments hereunder shall be made free and clear of any and all claims, counterclaims and rights of setoff.  The liability of the Guarantor hereunder is independent of and not in consideration of or contingent upon the liability of the Borrowers to the Lenders and a separate action or actions may be brought and prosecuted against the Guarantor, whether or not any action is brought or prosecuted against the Borrowers and regardless of whether any Borrower is joined in any such action or actions.  This Agreement shall be construed as a continuing, absolute and unconditional guaranty of payment (and not merely of collection) without regard to:

(i)           the legality, validity or enforceability of the Credit Agreement or any other Loan Document or any of the other Guaranteed Obligations, any lien of the Agent on any item of Collateral or any other guaranty;

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(ii)           any defense (other than payment), setoff or counterclaim that may now or at any time hereafter be available to any Borrower, the Guarantor or other obligor against, and any right of setoff at any time held by, the Agent or the Lenders;

(iii)           any claim arising out of or relating to any amendment (including amendments which increase the amount of Loans made or available to the Borrowers thereunder), extension or other modification of the Credit Agreement or any other Loan Document consented to by the Lender, and the Guarantor acknowledges and agrees that the Lender shall be entitled to amend, extend, forbear under, waive any Default or Event of Default or take any other action deemed advisable in the sole discretion of the Lender with respect to the Credit Agreement and the other Loan Documents; or

(iv)           any other circumstance whatsoever, legal or equitable, (with or without notice to or knowledge of the Guarantor), whether or not similar to any of the foregoing, that constitutes, or might be construed to constitute, an equitable or legal discharge of or defense to payment available to any Borrower, the Guarantor or other obligor under the Credit Agreement or other Loan Documents or under applicable law, including the Bankruptcy Code, or in any other instance.

Any payment or other circumstance that operates to toll any statute of limitations applicable to any Guaranteed Obligations shall also operate to toll the statute of limitations applicable to the Guarantor.  The obligations of the Guarantor under this Agreement shall not be affected by any action taken under any Guaranteed Obligation in the exercise of any right or remedy therein conferred, or by any failure or omission on the part of the Agent to enforce any right given thereunder or hereunder or any remedy conferred thereby or hereby, or by any release of any security or any other guaranty at any time existing for the benefit of any Guaranteed Obligation, or by the merger or consolidation of any Borrower, or by the sale, lease or transfer by any Borrower to any person of any or all of its properties.

(b)           This is a continuing guaranty of the Guaranteed Obligations and may not be revoked and shall not otherwise terminate until the date on which the Guaranteed Obligations have been paid and performed in full in cash, and the obligations of the Lenders to make Loans to the Borrowers under the Credit Agreement shall have terminated.

(c)           (1)           The Guarantor represents and warrants to the Lenders and the Agent that it is in the best interests of the Guarantor to enter into this Agreement inasmuch as the Guarantor will, as a result of proceeds of the Loans being made available hereunder for working capital and other financing needs of any Borrower and its Domestic Subsidiaries, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrowers by the Lenders pursuant to the Credit Agreement, and the Guarantor agrees that the Agent and the Lenders are relying on this representation in agreeing to make Loans to the Borrowers.

(2)           To the extent the Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by the Guarantor in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then the Guarantor, after the payment

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in ful, in cash, of all of the Obligations, shall be entitled to recover from each other guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other guarantor to the total Benefit Amount received by all guarantors of the Obligations, and the right to such recovery shall be deemed to be an asset and property of the Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment to the final and undefeasible payment in full  in cash of all of the Obligations.

5.       Subordination of Claims of Guarantor; Waiver of Subrogation and Certain Other Rights.  Any claims against any Guarantor under the Credit Agreement or any other Person from time to time party to the Credit Agreement as a “Borrower” or “Guarantor” (collectively, the “Loan Parties” and each a “Loan Party”) to which the Guarantor may be or become entitled (including, without limitation, claims by subrogation or otherwise by reason of any payment or performance by the Guarantor in satisfaction and discharge, in whole or in part, of its obligations under this Agreement) shall be and hereby are made subject and subordinate to the prior payment in full in cash or performance in full of the Guaranteed Obligations (in each case, other than contingent obligations not then due and payable).  WITHOUT LIMITING THE FOREGOING, THE GUARANTOR WAIVES ANY AND ALL RIGHTS OF SUBROGATION, INDEMNITY, CONTRIBUTION OR REIMBURSEMENT, AND ANY AND ALL BENEFITS OF AND RIGHT TO ENFORCE ANY POWER, RIGHT OR REMEDY THAT THE AGENT OR LENDERS MAY NOW OR HEREAFTER HAVE IN RESPECT OF THE GUARANTEED OBLIGATIONS AGAINST THE BORROWER, THE GUARANTOR OR ANY OTHER LOAN PARTY OR OTHER OBLIGOR, ANY AND ALL BENEFITS OF AND RIGHTS TO PARTICIPATE IN ANY COLLATERAL, NOW OR HEREAFTER HELD BY THE AGENT OR LENDERS, AND ANY AND ALL OTHER RIGHTS AND CLAIMS (AS DEFINED IN THE BANKRUPTCY CODE) THE GUARANTOR MAY HAVE AGAINST THE LENDER, THE BORROWER, ANY OTHER LOAN PARTY OR ANY OTHER OBLIGOR, UNDER APPLICABLE LAW OR OTHERWISE, AT LAW OR IN EQUITY, BY REASON OF ANY PAYMENT HEREUNDER OR OTHERWISE, UNLESS AND UNTIL THE GUARANTEED OBLIGATIONS SHALL HAVE BEEN PAID IN FULL IN CASH (OTHER THAN CONTINGENT OBLIGATIONS NOT THEN DUE AND PAYABLE).  Without limitation of the foregoing, the Guarantor shall exercise no voting rights, shall file no claim, shall waive any election pursuant to Section 1111(b) of the Bankruptcy Code and shall not participate or appear in any bankruptcy or insolvency case involving any Borrower with respect to the Guaranteed Obligations unless and until all the Guaranteed Obligations shall have been paid and performed in full in cash.  If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of any such rights at any time, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Agent to be held as collateral for or credited and applied in reduction of the Guaranteed Obligations in accordance with the terms of the Credit Agreement.

6.       Representations and Warranties of Guarantor.  In order to induce the Lenders to enter into the Credit Agreement and to induce the Lenders to make the Loans to the Borrowers thereunder, the Guarantor represents and warrants that:

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(a)           This Agreement constitutes the legal, valid and binding obligation of such Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally.

(b)           The Guarantor hereby acknowledges that it has reviewed and caused its counsel to review copies of, and is fully familiar with, this Agreement, the Credit Agreement, the other Collateral Documents and each of the other Loan Documents executed and delivered by the Borrowers and the other Loan Parties.  The Guarantor warrants and agrees that each representation, warranty and waiver set forth in this Agreement is made with the Guarantor having full knowledge of its significance and consequences and after having consulted with counsel of its own choosing and that, under the circumstances, each such waiver is in the best interest of the Guarantor in furtherance of its business plan, is reasonable and should not be found contrary to public policy or law.

The Guarantor acknowledges and agrees that any breach of any representation, warranty or covenant of the Guarantor in this Agreement may constitute an Event of Default under the Credit Agreement and under each of the other Loan Documents.

7.       Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Agent is hereby authorized, to the extent not prohibited by applicable law, without prior notice to any Guarantor, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Lenders to or for the credit or the account of any Guarantor, against and on account of the obligations and liabilities of any Guarantor to the Agent under this Agreement then due and payable, irrespective of whether the Lenders shall have made any demand hereunder.  The Agent agrees to promptly notify such Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

8.       Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any amount received by the Lenders in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution (voluntary or involuntary), liquidation or reorganization of any Borrower, the Guarantor, or upon the appointment of an intervenor or conservator of, or trustee or similar official for, any Borrower, the Guarantor or any other Loan Party or any substantial part of any of their respective properties, or otherwise, all as though said payments had not been made.

9.       Notices.  All notices and other communications to Guarantor or the Agent hereunder shall be in writing and shall be personally delivered or mailed by telegraphic, telex or facsimile or email transmission, reputable overnight courier or first class mail, postage prepaid, as provided in Section 11.02 of the Credit Agreement.

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10.       Miscellaneous; Successors; Counterparts; Severability.

(a)           This Agreement shall inure to the benefit of and be binding upon the Agent, the Lenders and the Guarantor and their respective successors and assigns, and the term “Lender” shall be deemed to include any other holder or holders of any of the Guaranteed Obligations.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.  References herein to this “Agreement” shall be deemed references to this Agreement as amended, modified and/or supplemented from time to time.

(b)           All covenants under this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by another covenant, by any exception thereto, or otherwise within the limitations thereof, shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

(c)           None of the parties to this Agreement shall be deemed to be the drafter of this Agreement, and this Agreement shall not be interpreted in favor of or against any party hereto on such basis.

(d)           No claim shall be made by the Guarantor against the Lenders, directors, officers, employees or agents of the Lenders for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Guarantor waives, releases and agrees not to sue upon any claim for any such damages.

11.       Governing Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE GUARANTOR, TO THE EXTENT THAT IT MAY LAWFULLY DO SO, HEREBY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY OF ITS OBLIGATIONS HEREUNDER OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY SUCH COURTS.  THE GUARANTOR FURTHER AGREES THAT A SUMMONS AND COMPLAINT COMMENCING AN ACTION OR PROCEEDING IN ANY OF SUCH COURTS SHALL

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BE PROPERLY SERVED AND SHALL CONFER PERSONAL JURISDICTION IF SERVED PERSONALLY OR BY CERTIFIED MAIL TO IT AT ITS ADDRESS AS PROVIDED IN SECTION 9 HEREOF OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF NEW YORK.  THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Guaranty Agreement as a sealed instrument as of the date first above written.

[____________________________________] By: __________________________________ Name: Title:

[Signature Page to Guaranty Agreement]

EXHIBIT F

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) is made as of April 30, 2013, by and among: NT Network Services, LLC, a Delaware limited liability company (the “New Borrower]”), with its principal executive offices at 8484 West Park Drive, Suite 720, McLean, VA 22102; and

WEBSTER BANK, N.A., a national banking association with offices at 100 Franklin Street, Boston, Massachusetts 02110, as administrative Agent (in such capacities, the “Administrative Agent”) for its own benefit and the benefit of the other Lenders;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

WITNESSETH:

A.           Reference is made to that certain Credit Agreement dated as of April 30, 2013 (as amended, amended and restated, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among, (i) Global Telecom & Technology, Inc., a Delaware corporation, as Lead Borrower, (ii) Global Telecom & Technology Americas, Inc., a Virginia corporation; GTT Global Telecom Government Services, LLC, a Virginia limited liability company; NLayer Communications, Inc., an Illinois corporation; PacketExchange (USA), Inc., a Delaware corporation; PacketExchange Inc., a Delaware corporation; TEK Channel Consulting, LLC, a Colorado limited liability company; WBS Connect LLC, a Colorado limited liability company; Communication Decisions-SNVC, LLC, a Virginia limited liability company; Core180, LLC, a Delaware limited liability company; Electra Ltd., a Virginia corporation; and IDC Global, Inc., a Delaware corporation, (collectively with the Lead Borrower, the “Existing Borrowers”),  (iii) the Guarantors from time to time party thereto, (iv) the Lenders from time to time party thereto and (v) Webster Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

B.           The New Borrower desires to become a party to, and be bound by the terms of, the Credit Agreement in the same capacity and to the same extent as the Existing Borrowers thereunder.

C.           The New Borrower desires to become a party to, and be bound by the terms of, the Security Agreement in the same capacity and to the same extent as the Existing Borrowers, as Grantors thereunder (in such capacity, the “New Grantor”).

D.           In order for the New Borrower/New Grantor to become party to the Credit Agreement, Security Agreement and other Loan Documents as provided herein, the New Borrower/New Grantor and the Existing Borrowers are executing this Joinder.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Joinder and Assumption of Obligations. The New Borrower hereby acknowledges that the New Borrower has received and reviewed a copy of the Credit Agreement, the Security Agreement and each of the other Loan Documents and hereby:

(a)	joins in the execution of, and becomes a party to, the Credit Agreement as a Borrower thereunder, as indicated with its signature below;

(b)	joins in the execution of, and becomes a party to, the Security Agreement as a Grantor thereunder, as indicated with its signature below.

(c)
covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments of a Borrower under the Credit Agreement and each of the other Loan Documents to which the Borrowers are party, and a Grantor under the Security Agreement, in all instances as of the date hereof, in each case with the same force and effect as if such New Borrower/New Grantor was a signatory to the Credit Agreement, the other Loan Documents and the Security Agreement and was expressly named as a Borrower and Grantor, respectively, therein;

(d)
makes all representations, warranties, and other statements of a Borrower under the Credit Agreement and of a Grantor under the Security Agreement as of the date hereof, in each case, with the same force and effect as if such New Borrower was a signatory to the Credit Agreement and the Security Agreement and was expressly named as a Borrower and Grantor, respectively therein; and

(e)	assumes and agrees to perform all applicable duties and obligations of the Existing Borrowers under the Credit Agreement, the other Loan Documents and of the Grantors under the Security Agreement.

2.
Supplemental Schedules. To the extent that any representations, warranties, and covenants of the New Borrower/New Grantor require any amendments to the schedules to the Credit Agreement, the Security Agreement or any of the other Loan Documents, such schedules are hereby updated, as evidenced by any supplemental schedules (if any) annexed to this Joinder.

3.
Ratification of Loan Documents. Except as specifically amended by this Joinder and the other documents executed and delivered in connection herewith, all of the terms and conditions of the Credit Agreement, the Security Agreement and of the other Loan Documents shall remain in full force and effect as in effect prior to the date hereof, without releasing any Loan Party thereunder or Collateral therefor.

4.
Conditions Precedent to Effectiveness. This Joinder shall not be effective until each of the following conditions precedent has been fulfilled to the reasonable satisfaction of the Administrative Agent:

(a)	This Joinder shall have been duly executed and delivered by the respective parties hereto.

(b)	The New Borrower/New Grantor shall have delivered the following to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent:

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(i)	Copies of the New Borrower’s/New Grantor’s Organization Documents.

(ii)
Certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the New Borrower/New Grantor evidencing (A) the authority of the New Borrower/New Grantor to enter into this Joinder and the other Loan Documents to which New Borrower/New Grantor is a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Joinder and the other Loan Documents to which New Borrower/New Grantor is a party.

(iii)
Certificate of good standing (where applicable, or such other customary functionally equivalent certificates, to the extent available in the applicable jurisdiction) from the New Borrower/New Grantor’s jurisdiction of organization.

(iv)
Certificates of good standing (where applicable or such other customary functionally equivalent certificates, to the extent available in the applicable jurisdiction) from each jurisdiction where the New Borrower’s/New Grantor’s ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not be reasonably expected to have a Material Adverse Effect.

(v)	Execution and delivery by the New Borrower/New Grantor of the following Loan Documents:

a)	In the case of a New Borrower, Joinders to the Revolving Note and the Term Note; and

b)	To the extent required by the Loan Documents, such other documents and agreements as the Administrative Agent may reasonably require.

(c)
Upon the request of Administrative Agent, the Administrative Agent shall have received a customary written legal opinion of the New Borrower/New Grantor’s counsel, addressed to the Administrative Agent and each Lender, covering such matters relating to the New Borrower/New Grantor, the Loan Documents and/or the transactions contemplated thereby as the Administrative Agent may reasonably request.

(d)
To the extent required by the Loan Documents, the Administrative Agent shall have received all documents and instruments, including UCC financing statements and Blocked Account Agreements, required by applicable Laws or reasonably requested by the Administrative Agent to create or perfect the Liens intended to be created under any Collateral Document and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Administrative Agent.

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(e)
The New Borrower/New Grantor shall have paid in full all reasonable fees and documented out-of-pocket expenses incurred by the Administrative Agent (including, without limitation, the reasonable and documented fees and expenses of counsel to the Administrative Agent) in connection with the preparation, negotiation, execution and delivery of this Joinder and related documents.

5.	Miscellaneous.

(a)
This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

(b)
This Joinder and the other Loan Documents and instruments referred to herein express the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)
Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

(d)
The New Borrower/New Grantor warrants and represents that the New Borrower/New Grantor is not relying on any representations or warranties of the Administrative Agent or the Lenders or their counsel in entering into this Joinder.

(e)	THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

4

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date set forth below.

NT NETWORK SERVICES, LLC:
By:
Name:
Title:

ADMINISTRATIVE AGENT:

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Acknowledged and Agreed:

EXISTING BORROWERS:

GLOBAL TELECOM & TECHNOLOGY, INC., as Borrower, Parent and Lead Borrower

By:__________________________________
Name:
Title:

GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.

By:__________________________________
Name:
Title:

GTT GLOBAL TELECOM GOVERNMENT SERVICES, LLC

By:__________________________________
Name:
Title:

NLAYER COMMUNICATIONS, INC.

By:__________________________________
Name:
Title:

PACKETEXCHANGE (USA), INC.

By:__________________________________
Name:
Title:

PACKETEXCHANGE INC.

By:__________________________________

[Signature Page to Joinder Agreement]

Name:
Title:

TEK CHANNEL CONSULTING, LLC

By:__________________________________
Name:
Title:

WBS CONNECT LLC

By:__________________________________
Name:
Title:

COMMUNICATION DECISIONS - SNVC, LLC

By:__________________________________
Name:
Title:

CORE180, LLC

By:__________________________________
Name:
Title:

ELECTRA LTD.

By:__________________________________
Name:
Title:

IDC GLOBAL, INC.

By:__________________________________
Name:
Title:

[Signature Page to Joinder Agreement]